                                    Prospectus filed Pursuant to Rule 424(b)(3)
                                    Registration No: 333-116077


                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                        25,000,000 Shares of common stock

      This prospectus relates to the sale of up to 25,000,000 shares of our common stock by certain persons who are, or will become, shareholders of Consortium Service Management Group, Inc. ("CSMG"). CSMG is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. CSMG will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On June 21, 2004, the last reported sale price of our common stock was $0.65 per share.

      The selling stockholders consist of:

      o Cornell Capital Partners, L.P. ("Cornell Capital"), which intends to sell up to an aggregate amount of 23,308,572 shares of common stock pursuant to a Standby Equity Distribution Agreement and 1,671,428 shares underlying convertible debentures.

      o Newbridge Securities Corporation, which intends to sell up to an aggregate amount of 20,000 shares of common stock issued pursuant to a Placement Agent Agreement.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay CSMG 95% of the market price of our common stock. In addition, CSMG has agreed to pay Cornell Capital a one-time commitment fee of $390,000 payable by the issuance of a convertible debenture. The 5% discount on the purchase of the common stock to be received by Cornell Capital and the commitment fee are underwriting discounts. In addition, Cornell Capital is entitled to retain 5% of the proceeds raised by us under the Standby Equity Distribution Agreement.

      CSMG has engaged Newbridge Securities Corporation ("Newbridge"), an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge will be paid a $10,000 placement agent fee, which is payable in shares of our common stock.

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "CTUM."

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

      With the exception of Cornell Capital, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 60 days after Cornell Capital has advanced $10.0 million or 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission, whichever occurs first.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is June 21, 2004.

PROSPECTUS SUMMARY...........................................................1
THE OFFERING.................................................................1
SUMMARY FINANCIAL INFORMATION................................................3
RISK FACTORS.................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................11
SELLING STOCKHOLDERS........................................................11
USE OF PROCEEDS.............................................................12
DILUTION....................................................................13
STANDBY EQUITY DISTRIBUTION AGREEMENT.......................................13
PLAN OF DISTRIBUTION........................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................16
DESCRIPTION OF BUSINESS.....................................................20
LEGAL PROCEEDINGS...........................................................31
PRINCIPAL SHAREHOLDERS......................................................31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................32
MARKET FOR REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.........32
DESCRIPTION OF SECURITIES...................................................33
EXPERTS.....................................................................34
LEGAL MATTERS...............................................................34
HOW TO GET MORE INFORMATION.................................................34
FINANCIAL STATEMENTS.......................................................F-1

      We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

      Consortium Service Management Group, Inc. ("CSMG") is a development stage technology management company that develops, invests in, patents, owns, manages and brings to market innovative technologies.

      We facilitate the transfer to the United States and other developed countries, technologies developed by the scientists and engineers of Ukraine. Our principal businesses consist of a medical technology that permits the bonding of human tissue without the use of sutures, staples, sealants or glues, the development of an environmentally friendly, anaerobic farm-waste disposal system and a carbon dioxide separation plant for landfill methane gas. We are also the largest shareholder and foreign investor in a private Ukrainian engineering company specializing in defense contracts.

      We were formed in part, to capitalize on the transfer to the United States and other developed countries technologies developed by the scientists and engineers of Ukraine.

                                    ABOUT US

      Our principal office is located at 500 North Shoreline Drive, Suite 701 North, Corpus Christi, Texas 78471, telephone number (361) 887-7546.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, our shareholders. The selling stockholder consists of:

      o     Cornell Capital,  which intends to sell up to an aggregate amount of
            23,308,572   shares  of  common  stock  and   1,671,428   underlying
            convertible debentures.

      o Newbridge, which intends to sell up to an aggregate amount of 20,000 shares of common stock.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $420,000 in any thirty-day period, provided that each advance may not exceed $140,000. Cornell Capital will purchase shares of our common stock for a 5% discount to the lowest closing bid price of our common stock for the five days immediately following the notice date. In addition, Cornell Capital will retain 5% of the proceeds raised and receive a one-time commitment fee of $390,000, payable by the issuance of a convertible debenture. Cornell Capital intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. This prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement.

      In addition, CSMG has engaged Newbridge, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge will be paid a placement agent fee of $10,000, which, in our discretion, is payable in cash or shares of common stock of CSMG.

      Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

COMMON STOCK OFFERED             25,000,000 shares by selling  stockholders (the
                                 number of shares being registered in this offering will represent approximately 72.3% of the total number of shares of common stock outstanding upon their issuance).

OFFERING PRICE                   Market price.

COMMON STOCK OUTSTANDING         9,700,531 shares
BEFORE THE OFFERING

USE OF PROCEEDS                  We will not receive any  proceeds of the shares
                                 offered  by  the  selling   stockholders.   Any
                                 proceeds we receive from the sale of our common stock under the Standby Equity Distribution
                                 Agreement will be used for general corporate purposes. See "Use of Proceeds."

RISK FACTORS                     The  securities  offered  hereby involve a high
                                 degree  of  risk  and   immediate   substantial
                                 dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN        CTUM
 BOARD SYMBOL

                          SUMMARY FINANCIAL INFORMATION

      The following information was taken from CSMG's financial statements for the quarters ended March 31, 2004 (unaudited) and March 31, 2003 and the years ended December 31, 2003 and 2002 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion, all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                         FOR THE       FOR THE
                                      THREE  MONTHS   THREE MONTHS      FOR THE       FOR THE
                                          ENDED          ENDED        YEAR ENDED    YEAR ENDED
                                         MARCH 31,      MARCH 31,     DECEMBER 31,  DECEMBER 31,
                                           2004          2003            2003          2002
                                       (UNAUDITED)    (UNAUDITED)      (AUDITED)     (AUDITED)
                                       -----------    -----------    -----------    -----------
STATEMENT OF OPERATION DATA:

Revenues                               $        --    $        --    $        --    $       171

General and Administrative Expenses        245,774        145,094        145,094        977,174
  Funded R&D                                    --             --             --             --
  Cost of Funded R&D                         2,622          8,910          8,910         28,650
  Net R&D Cost                               2,622          8,910          8,910         28,650
                                       -----------    -----------    -----------    -----------
    Operating (Loss)                      (248,396)      (154,004)      (154,004)    (1,005,653)
Interest Income                                  3              3              3             --
Interest in Income (Loss) of
   Unconsolidated Companies                (21,146)       (36,830)       (36,830)       (47,120)
                                       -----------    -----------    -----------    -----------
   (Loss) from Continuing Operations      (269,539)      (190,831)    (1,052,773)    (1,052,773)
Income Taxes                                    --             --             --             --
  Net (Loss)                           $  (269,539)   $  (190,831)   $  (190,831)   $(1,052,773)
                                       ===========    ===========    ===========    ===========

Net (Loss) Per Share Common Stock            (0.03)         (0.03)         (0.03)         (0.16)

Weighted Average Shares Outstanding      9,115,411      6,950,313      6,950,313      6,566,563

                                                  MARCH 31,      MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                     2004          2003           2003           2002
                                                 (UNAUDITED)    (UNAUDITED)     (AUDITED)      (AUDITED)
                                                 -----------    -----------    -----------    -----------
BALANCE SHEET DATA:

Current Assets

  Cash                                           $      (265)   $     2,216    $    13,118    $     3,905
                                                 -----------    -----------    -----------    -----------
   Total Current Assets                                 (265)        2,216          13,118          3,905

Fixed Assets

  Furniture and Equipment                             61,409         61,409         61,409         61,409
   Less Accumulated Depreciations                $   (60,809)       (53,099)   $   (58,881)       (51,171)
                                                 -----------    -----------    -----------    -----------
         Total Fixed Assets                              600          8,310          2,528         10,238

Other Assets

  Investment - United Engineering Company            234,172        277,598        255,318        314,428
  Investment - CO2 Equipment                       1,451,207      1,396,349      1,450,490      1,159,788
  CO2 Equipment                                        8,000             --          8,000             --
  Tissue Bonding Equipment                                --          2,500             --             --
  Employee Advance                                        --         13,800             --             --
  Tissue Bonding Patent                              236,018        234,387        236,018        197,959
   Less Accumulated Amortization                     (23,014)       (13,014)       (20,514)       (10,514)
                                                 -----------    -----------    -----------    -----------
         Total Other Assets                      $ 1,906,383    $ 1,911,620    $ 1,929,312    $ 1,661,661
                                                 ===========    ===========    ===========    ===========
         Total Assets                            $ 1,906,718    $ 1,922,146    $ 1,944,958    $ 1,675,804

Liabilities
Current Liabilities
  Accounts Payable                               $   603,117    $   382,690    $   680,969    $   326,767
  Interest Payable                                   378,201        163,939        199,266        163,939
  Payroll Taxes Payable                               28,911         17,708         26,046         17,708
  Note Payable to Stockholders                     3,577,841      2,622,739      3,475,802      2,492,039
  Salaries Payable                                        --        122,000             --             --
  CO2 Equipment Payable                              206,749        201,024        206,749         92,474
                                                 -----------    -----------    -----------    -----------
   Total Current Liabilities                       4,794,819      3,510,100      4,588,832      3,092,927

Minority Interest in Consolidated Subsidiary         206,000        206,000        206,000        206,000

Stockholders' Equity

  Common Stock $0.01 par value, 40,000,000
    shares authorized; 9,216,374 shares
    issued and 9,578,622 shares outstanding
    at March 31, 2004 and 9,175,874 shares
    issued and 9,095,161 shares outstanding
    at December 31, 2003                               9,216          6,967          9,175          6,934
  Additional Paid-In Capital                       5,435,564      4,305,476      5,410,293      4,285,509
  Accumulated Other Comprehensive (Loss)            (343,375)      (341,775)      (343,375)      (341,775)
  Accumulated (Deficit)                           (8,163,221)    (5,764,622)    (7,893,682)    (5,573,791)
  Treasury Stock                                     (32,285)            --        (32,285)            --
                                                 -----------    -----------    -----------    -----------
    Total Stockholders' Equity                    (3,094,101)    (1,793,954)    (2,849,874)    (1,623,123)
                                                 -----------    -----------    -----------    -----------
    Total Liabilities And Stockholders' Equity   $ 1,906,718    $ 1,922,146    $ 1,944,958    $ 1,675,804
                                                 ===========    ===========    ===========    ===========

                                  RISK FACTORS

      We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occur, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY OR REVENUE FROM WHICH TO EVALUATE OUR BUSINESS.

      Although we were founded in 1992, we have a limited operating history and only $171 of revenue since January 1, 2002. In addition, we have limited assets and financial resources. Due to our lack of operations and revenue, we expect to incur operating losses for the foreseeable future. Due to our lack of operations there is limited information upon which investors can evaluate our business. Our independent auditors have noted that our company does not have significant cash or a source of revenue to cover our operating costs and to allow us to continue as a going concern. External capital will be required for us to continue as a going concern. Other than the commitment by Cornell Capital, we have no commitments or other sources of capital available to us. Our inability to continue as a going concern could result in you losing your entire investment in our company.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

      Unless we can become profitable with the existing sources of funds we have available and our sales efforts, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to expand our business. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable operations we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

OUR FAILURE TO PROTECT OR MAINTAIN OUR INTELLECTUAL PROPERTY RIGHTS COULD COST US MONEY, PLACE US AT A COMPETITIVE DISADVANTAGE AND RESULT IN LOSS OF REVENUE AND HIGHER EXPENSES.

      Our performance and ability to compete are dependent to a significant degree on our proprietary technologies and systems that we will license and sell to customers. The steps we intend to take to protect our proprietary intellectual property rights may not prevent or deter someone else from using or claiming rights to our intellectual property. Third party infringement or misappropriation of patents, trade secrets, copyrights, trademarks or other proprietary information could seriously harm our business. We also cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our senior managers or other key personnel leave us despite our policy to enter into confidentiality agreements with our employees, outside consultants and independent contractors. In addition, although we will make every effort to ensure that our proprietary rights do not infringe on the intellectual property rights of others, other parties may claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs. Enforcing or defending our proprietary technology may be expensive, could cause diversion of our resources and may not prove successful. To the extent that our proprietary technology is licensed to or from offshore entities, the laws of other countries may afford us little or no effective protection of our intellectual property rights.

IF WE ARE UNABLE TO OBTAIN NEW  PATENTS  AND  MAINTAIN  PATENT AND TRADE  SECRET
PROTECTION, OUR REPUTATION AND COMPETITIVENESS IN THE MARKETPLACE MAY BE ADVERSELY AFFECTED.

        Our industry places considerable importance on obtaining patent and trade secret protection for technologies, products and processes. Our success depends, in part, on whether we can obtain patents and maintain trade secret protection. There can be no assurance that any pending patent applications will be approved, that we will develop additional proprietary products or processes that are patentable or that any patents issued to us will provide us with competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of our products or design around our patents.

      In addition to patent protection, we rely on unpatented trade secrets and proprietary technological expertise. There can be no assurance that others will not independently develop or otherwise acquire equivalent techniques, or otherwise gain access to our trade secrets and proprietary technological expertise or disclose such trade secrets. We rely, in part, on confidentiality agreements with our marketing partners, employees, advisors, vendors and consultants to protect our trade secrets and proprietary technological expertise. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our unpatented trade secrets and proprietary technological expertise will not otherwise become known or be independently discovered by competitors. Failure to obtain or maintain patent or trade secret protection, for any reason, could adversely effect our competitiveness in the marketplace.

OUR INDEPENDENT AUDITORS ISSUED A GOING CONCERN OPINION IN OUR FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2004, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING.

      Our independent auditors have added an explanatory paragraph in connection with our financial statements for the year ended March 31, 2004, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to obtain additional funding or make operations profitable will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, we believe that we may need to obtain approximately $1,500,000 in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Standby Equity Distribution Agreement.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON MARCH 31, 2004 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES.

      We had a working capital deficit of $4,795,084 at March 31, 2004 which means that our current liabilities as of that date exceeded our current assets on March 31, 2003 by $4,795,084. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2004 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

      Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely effect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely effect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

            o     With a price of less than $5.00 per share;
            o     That are not traded on a "recognized" national exchange;
            o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
            o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

IF THE PRODUCTS OF OUR SUBSIDIARY,  LIVE TISSUE CONNECT, ARE NOT ACCEPTED BY THE
MEDICAL   COMMUNITY,   INSURANCE   PROVIDERS   AND  PATIENTS,   THE   COMMERCIAL
OPPORTUNITIES FOR OUR PRODUCTS WOULD BE LIMITED.

      The success of Live Tissue Connect's existing products and products developed in the future will depend on continued and initial acceptance of these products by the medical community, insurance providers and patients. We cannot predict how quickly, if at all, the medical community, insurance providers or patients will accept our products or the extent to which our products will be used. If any of these groups do not accept our products, our revenues would suffer.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL.

      Our success largely depends on the efforts and abilities of key executives, including Don Robbins, our President, Chief Executive Officer and Director. Mr. Robbins is also President and Chief Executive Officer of Live Tissue Connect, Inc. and Chairman and Chief Executive Officer of Anaerobic Farm Waste, Inc., both of which are subsidiaries of our company. The loss of the services of Mr. Robbins could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain any key-man life insurance policy on Mr. Robbins. We also have other key employees that manage our operations, including the operations of our subsidiaries, and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. We have retained an executive search firm and have started interviewing qualified medical industry candidates for the Chief Executive Officer position in our subsidiary Live Tissue Connect. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract qualified candidates for that position or other key positions within our company.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE NEW MANAGEMENT, WHICH COULD ADVERSELY EFFECT THE LEADERSHIP OUR COMPANY, DIVERT MANAGEMENT TIME AND ADVERSELY EFFECT THE BUSINESS AND RESULTS OF OPERATIONS.

      We have retained an executive search firm and have started interviewing qualified medical industry candidates for the Chief Executive Officer position in our subsidiary Live Tissue Connect. As we grow, we will also need to conduct searches for key management and technical positions within our Company and subsidiaries. Our success depends to a significant extent on the leadership of our current management team and any key executives that we hire. Failure to successfully select key executives that can work with our existing executives, could divert management time and resources, which would adversely impact our operations. Our future success also depends upon our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, sales and marketing personnel. There can be no assurance that we will be able to identify qualified candidates or that we will be able to meet their compensation requirements.

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION.

      Based on our limited operating history and sales, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance. If we are unable to obtain additional external funding or generate revenue, we could be forced to curtail or cease our operations.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY EFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS.

      In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our technologies. This growth will place significant strain on our personnel, systems and resources. We also expect that we will need to hire additional employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

                         RISKS RELATED TO THIS OFFERING

NEW STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT.

Cornell Capital may convert its convertible debenture into shares of our common stock and Cornell Capital may purchase shares of our common stock under the Standby Equity Distribution Agreement, which purchase price is effectively at a 5% discount to the market price. The subsequent sale of such shares by Cornell Capital could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market's demand for our common stock. As the stock price of our common stock declines, Cornell Capital will be entitled to receive an increasing number of shares under the Standby Equity Distribution Agreement and convertible debenture. The sale of such increasing number of shares by Cornell Capital could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

Further, there is no maximum number of shares we might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the Standby Equity Distribution Agreement and the related convertible debenture, except for the 9.9% limitation on Cornell Capital's ownership interest in CSMG at any one time. However, over time, Cornell Capital may acquire and sell a number of shares that far exceeds this limit, through the continual purchase and sale of shares.

To illustrate the dilution that may result from the purchase of shares under the Standby Equity Distribution Agreement, assuming an offering price of $0.80 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.411 per share. Dilution per share at prices of $0.50, $0.65, $0.95 and $1.10 per share would be $0.312, $0.362, $0.46 and $0.51, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount and to issue upon conversion of the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY EFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 9,700,531 shares of common stock outstanding as of June 21, 2004, 2,746,930 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining shares of common stock which are held by existing stockholders, including officers and directors, are restricted securities. Some of these shares may be resold under Rule 144.

UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT, CORNELL CAPITAL WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date of and advance. In addition, Cornell Capital will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

      The selling stockholders intend to sell in the public market up to 25,000,000 shares of common stock being registered in this offering. That means that up to 25,000,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT OR THE CONVERTIBLE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

      In many circumstances the provision of a Standby Equity Distribution Agreement or convertible debentures for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially true if the shares being placed into the market exceed the ability of the market to absorb the increased stock or if CSMG has not performed in such a manner to show that the equity funds raised will be used to grow CSMG. This could result in further downward pressure on the price of our common stock.

      Under the terms of our Standby Equity Distribution Agreement, we may request numerous draw downs. In addition, our outstanding convertible debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to us.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the over-the-Counter Bulletin Board. Accordingly, the prices you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED.

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $420,000 in any thirty (30) day period.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

      Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

WE MAY NOT BE ABLE TO DRAW DOWN UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT IF CORNELL CAPITAL HOLDS MORE THAN 9.9% OF OUR COMMON STOCK.

      In the event Cornell Capital holds more than 9.9% of the then-outstanding shares of CSMG, we will be unable to draw down on the Standby Equity Distribution Agreement. Because Cornell Capital is not limited by a percentage ownership limitation with respect to converting the convertible debentures, it is possible that Cornell Capital may own more than 9.9% of our outstanding common stock at a time we would otherwise plan to request an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from our business, we could be forced to curtail or cease operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "could," "should," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "forecasts," "projects," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or results to differ materially from the results, level of activity, performance or results expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors."

      Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or results. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling stockholders are the entities that have assisted in or provided financing to CSMG. A description of each selling stockholder's relationship to CSMG and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

------------------------------------------------------------------------------------------------------------------------
                                                                         Percentage of
                                      Percentage of    Shares to be   Outstanding Shares
                                       Outstanding       Acquired       to be Acquired                      Percentage
                          Shares          Shares        Under the      under the Standby                    of Shares
                       Beneficially    Beneficially   Standby Equity        Equity         Shares to be    Beneficially
                       Owned Before    Owned Before    Distribution      Distribution      Sold in the     Owned After
Selling Stockholder      Offering      Offering(1)      Agreement          Agreement         Offering      Offering (1)
------------------------------------------------------------------------------------------------------------------------

Cornell Capital        1,671,428(2)      14.7%        23,308,572(3)        70.6%           24,980,000(4)        0%
Partners, L.P.

------------------------------------------------------------------------------------------------------------------------

Newbridge Securities   20,000            *            0                    0%              20,000               0%
Corporation

------------------------------------------------------------------------------------------------------------------------

TOTAL                  1,691,428        14.7%         23,308,572           70.6%           25,000,000           0%

------------------------------------------------------------------------------------------------------------------------

(1) Applicable percentage of ownership is based on 9,700,531 shares of common stock outstanding as of June 21, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of June 21, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 21, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

(2) Consists of up to 1,671,428 shares of common stock which may be converted under the convertible debentures issued or issuable pursuant to the Standby Equity Distribution Agreement.

(3) Represents up to 23,308,572 shares which are being registered for issuance under the Standby Equity Distribution Agreement.

(4) Represents the shares beneficially owned by Cornell Capital before the offering, shares being registered for issuance under the Standby Equity Distribution Agreement.

      The following information contains a description of each selling stockholder's relationship to CSMG and how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with CSMG, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH CSMG

      CORNELL CAPITAL. Cornell Capital is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with CSMG. Those transactions are explained below:

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $420,000 in any thirty-day period, provided that each advance may not exceed $140,000. Cornell Capital will purchase shares of our common stock for a 5% discount to the lowest closing bid price of our common stock for the five days immediately following the notice date. In addition, Cornell Capital will retain 5% of each advance under the Standby Equity Distribution Agreement and receive a one-time commitment fee of $390,000, payable by the issuance of a convertible debenture. Cornell Capital intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

      There are certain risks related to sales by Cornell Capital, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater the number of shares that will be issued to Cornell Capital. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

      NEWBRIDGE. Newbridge is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge received a fee of $10,000, which is payable in shares of common stock. These shares are being registered in this offering. All investment decisions of Newbridge are made by its President, Guy Amico.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Cornell Capital will retain 5% of each advance.

      We intend to use the proceeds from the sale of shares of common stock to Cornell Capital for general corporate purposes.

                                    DILUTION

      The net tangible book value of our Company as of March 31, 2004 was $(4,795,084) or $(0.50) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.80 per share which is in the range of the recent share price.

      If we assume that our Company had issued 23,308,572 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.80 per share less retention fees, discounts and offering expenses, our net tangible book value as of March 31, 2004 would have been $12,839,431 or $0.39 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.89 per share and an immediate dilution to new stockholders of $0.41 per share. The following table illustrates the per share dilution:

--------------------------------------------------------------------------------
Assumed public offering price per share                                 $0.80
--------------------------------------------------------------------------------
Net tangible  book value per share before this offering   $(0.49)

--------------------------------------------------------------------------------
Increase attributable to new investors                    $ 0.88
--------------------------------------------------------------------------------
Net  tangible   book  value  per  share                                 $0.39
after this offering
--------------------------------------------------------------------------------
Dilution per share to new shareholders                                  $0.41
--------------------------------------------------------------------------------

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

--------------------------------------------------------------------------------
  ASSUMED OFFERING PRICE    NO. OF SHARES TO BE ISSUED   DILUTION PER SHARE TO
                                                             NEW INVESTORS
--------------------------------------------------------------------------------
$0.50                       23,308,572(1)                 $0.31
--------------------------------------------------------------------------------
$0.65                       23,308,572(1)                 $0.36
--------------------------------------------------------------------------------
$0.95                       23,308,572(1)                 $0.46
--------------------------------------------------------------------------------
$1.10                       23,308,572(1)                 $0.51
--------------------------------------------------------------------------------
(1) This represents the maximum number of shares of common stock that will be registered under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY

      On March 26, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge will be paid a $10,000 placement agent fee, which is payable in shares of our common stock. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED

      Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held five trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement and potentially the number of shares we have authorized.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

      The amount of each advance is subject to an aggregate maximum advance amount of $420,000 in any thirty-day period, provided that each advance may not exceed $140,000, and we may not submit an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. We are permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital beneficial ownership of our common stock was not greater than 9.9%. However, Cornell Capital is not limited by a percentage ownership limitation with respect to converting the convertible debentures, and therefore a possibility exists that Cornell Capital may own more than 9.9% of CSMG's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

      We  do  not  have  any  agreements  with  Cornell  Capital  regarding  the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Standby Equity Distribution Agreement in a single advance (which is not permitted under the terms of the Standby Equity Distribution Agreement) and the purchase price was equal to $0.80 per share, then we would issue 12,500,000 shares of our common stock to Cornell Capital. These shares would represent 56.3% of our outstanding common stock upon issuance. We are registering 23,308,572 shares of common stock for the sale under the Standby Equity Distribution Agreement. If our stock price were to decline, we would be required to authorize and register additional shares of common stock in order to fully utilize the $10.0 million available under the Standby Equity Distribution Agreement. Our Articles of Incorporation provide that we are authorized to issue 40,000,000 shares of common stock. Accordingly, if our share price were to decline, we may need to amend our Articles of Incorporation to increase the number of authorized shares available for issuance.

      If our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance or our net proceeds from the advance would decline. This relationship is demonstrated by the following table, which shows the reduction of our net proceeds under the Standby Equity Distribution Agreement assuming we issue the same number of shares but our assumed purchase price of $0.80 per share is discounted by 25%, 50% and 75%.

---------------------------------------------------------------------------------------------------
Purchase Price                        $0.80           $0.60           $0.40           $0.20
---------------------------------------------------------------------------------------------------
No. of Shares(1):                     23,308,572      23,308,572      23,308,572      23,308,572
---------------------------------------------------------------------------------------------------
Total Outstanding Before Offering:     9,700,531       9,700,531       9,700,531       9,700,531
---------------------------------------------------------------------------------------------------
Total Outstanding (2)                 33,009,103      33,009,103      33,009,103      33,009,103
---------------------------------------------------------------------------------------------------
Percent Outstanding (3):              70.9%           70.9%           70.9%           70.9%
---------------------------------------------------------------------------------------------------
Net Proceeds(4)                       $16,828,789     $12,621,592     $8,414,394      $4,207,197
---------------------------------------------------------------------------------------------------

_______________

(1) Represents the number of shares of common stock being registered for issuance under the Standby Equity Distribution Agreement.

(2) Represents the total number of shares of common stock outstanding after the issuance of shares to Cornell Capital.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash proceeds to CSMG after deduction of 5% of each advance retained by Cornell Capital and a 5% discount on the purchase price.

      Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $80,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital was issued as a one time commitment fee, a convertible debenture in the amount of $390,000 convertible into shares of common stock at a conversion price equal to the lowest closing bid price during the three trading days immediately prior to the conversion date. In addition, Newbridge, an unaffiliated registered broker-dealer, will be paid a placement agent fee of $10,000, which, in our discretion, is payable in cash or shares of common stock of CSMG.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be sold directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders sell their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and receive, as a one time commitment, a convertible debenture in the amount of $390,000 convertible into shares of common stock at a conversion price equal to the lowest closing bid price during the three trading days immediately prior to the conversion date. The 5% discount, the 5% retainage and the one-time commitment fee are underwriting discounts. In addition, Newbridge, an unaffiliated registered broker-dealer, will be paid a placement agent fee of $10,000, which, in our discretion, is payable in cash or shares of common stock of CSMG.

      Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic private equity fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $80,000. The offering expenses consist of: a SEC registration fee of $2,500, printing expenses of $12,500, accounting fees of $10,000, legal fees of $35,000 and miscellaneous expenses of $20,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Further, Cornell Capital is contractually prohibited under the Standby Equity Distribution Agreement from engaging in any "short sales," as such term is defined by the Securities Exchange Act of 1934. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF CSMG AND THE ACCOMPANYING NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. SEE "FINANCIAL STATEMENTS." STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

SALES

      We had no revenues in Fiscal Year 2003 and only $171 in revenues in Fiscal Year 2002. We did not report any revenues for the first quarter of Fiscal Year 2004. We reported a loss of $47,120 in Fiscal Year 2002 and a loss of $56,900 in Fiscal Year 2003. Our loss from operations for the first quarter of 2004 was $248,396, up considerably from a loss of $154,004 in the first quarter of 2003. Our losses reflect the losses incurred by an unconsolidated subsidiary, United Engineering Company ("UEC"), a company in which we hold a 33.3% interest. UEC, a Ukraine company that represents a joint venture between us and several Ukraine entities, experienced losses from missile site conversion activities.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      We increased our general and administrative expenses from $977,174 in Fiscal Year 2002 to $1,881,010 during Fiscal Year 2003. The increases in expenses were a result of increased spending in our anaerobic farm-waste disposal equipment project, our carbon dioxide ("CO2") separator project and our human tissue bonding project. All three of these projects represent a substantial portion of our business plan for the future.

NET LOSS

      Our net loss increased from $1,052,773, or $0.16 a share, in Fiscal Year 2002, to a net loss of $2,319,891, or $0.30 a share in Fiscal Year 2003. We experienced a significant increase in expenses associated with our tissue bonding project, our anaerobic farm waste project and our CO2 separator project.

LIQUIDITY AND OUTLOOK

      We have never operated at a profit. We were able to stay in operation during 2003 only from the proceeds of $74,595 from the sale of common stock, an increase in Notes Payable of $549,900, the issuance of common stock in exchange for consulting services valued at $742,780 and the issuance of common stock as payment of $119,185 in interest on notes payable to individuals.

      Management believes our prospects for financial liquidity depend upon the following:

      o obtaining contracts for the leasing of our anaerobic farm waste equipment;

      o     obtaining contracts for the joint venturing of our CO2 separator;

      o the sale of capital stock in either our company or our subsidiary, Anaerobic Farm Waste, Inc.; and

      o loans to finance the purchase of anaerobic farm waste units and CO2 separators.

      At this time, we have not identified the sources for additional equity capital.

OUTLOOK

      The statements made in this Outlook are based on current plans and expectations. These statements are forward-looking, and actual results may vary considerably from those that are planned.

LIVE BIOLOGICAL TISSUE BONDING/WELDING:

      We believe that considerable progress has been made during the past several months. Surgeons in Ukraine performed over 2,000 successful human surgical procedures by the end of 2002 and are currently performing between 80 and 100 new surgeries per month. The technique and equipment have received full approval for hospital use in that country. The Ukraine team is now using the technology in five Ukraine hospitals and clinics developing new tissue welding techniques, tools and procedures for human surgeries.

      A major milestone was reached when we received a U.S. patent in May 2003. We received a second U.S. patent in May 2004. After receiving the first issued patent we retained an executive search firm and have started interviewing qualified medical industry candidates for the Chief Executive Officer ("CEO") position of our subsidiary, Live Tissue Connect, Inc. The new CEO is expected to accelerate the growth of Live Tissue Connect and facilitate its ability to obtain funding by third parties. We have selected a Chief of Technology Officer who will be joining Live Tissue Connect in the near future.

      Ukraine hospitals are using the live tissue bonding technology daily for open and laparoscopic surgical procedures and techniques. The procedures so far have involved the bonding and reconnecting of incised or separated human tissues in the following body areas - nasal septum, intestine, stomach, skin, gall bladder, liver, spleen, blood vessels, nerves, alba linea, uterus, fallopian tube, ovary and testicles - while restoring the normal function of the body organ or tissue.

      The tissue bonding device bonds and reconnects living soft biological tissue without the use of foreign matters or conventional wound closing devices such as sutures, staples, sealant, or glues. The technology leaves little or no scar tissue visible to the naked eye within a few months of surgery. Unlike other tissue coagulation methods that tend to destroy tissue by charring, searing and necrosis, our patented technology bonds and reconnects incised tissue and avoids charring, searing and necrosis, using a low heat delivery method aimed at restoration of the normal functions of the live organs and tissue.

      We have received patents in the United States and Australia and currently have other foreign patents pending. We maintain a team of more than 30 academicians, professors, researchers, surgeons, engineers, technicians and clinical test facilities in Ukraine and have offices in Corpus Christi, Texas, Oklahoma City, Oklahoma and Kiev, Ukraine.

      We own the technology and exclusive world-wide rights to the medical device through Live Tissue Connect Inc, a subsidiary corporation formed for the development and use of the medical device platform technology.

      Our clinical surgeons recently performed 17 human neurosurgeries in Ukraine that made use of our live tissue bonding technology. The surgeries involved the reconnection of dura matter, procedures for removal of a meningioma tumor and the removal of right-side lobe brain tumor. We believe that this is a major breakthrough in the continued development and expansion of procedures of the company's live biological tissue bonding platform technology.

CO2 SEPARATION FOR LANDFILL METHANE GAS:

      We completed installation of our CO2 separation plant during the second week of March 2003. We experienced a number of delays while we were waiting for the landfill gas owner to complete installation of the end-user pipeline and gas metering system. This was installed near the end of March just as our Ukraine supervisory team had to return to Ukraine. In addition, the landfill gas quality was well below expected levels and required repairs to the gas gathering system to reduce air intake. The landfill gas owner coordinated and completed these repairs during the ensuing weeks, completing these tasks by the end of May 2003. The Ukraine supervisory team returned in early June to oversee service, start-up and adjustment to the equipment. As we prepared to begin start-up operations and equipment adjustment, Waste Management Inc. ("WMC", the operator of the landfill) ordered Resource Technology Corporation ("RTC") (the holder of the gas ownership contract) off the landfill over a contract dispute that is not related to our company. We have since received permission from both parties to access the site and maintain our equipment. The dispute has delayed gas production. We anticipate that negotiations between RTC and WMC will allow us to begin gas production in the six months. We believe the production of gas is advantageous to all parties involved and will generate revenue while the two other companies resolve their dispute.

      The spot price for natural gas has increased to $6.42 per MMBtu on May 12, 2004, from $5.60 three months ago. We have several major companies that have indicated serious interest in installing CO2 separation units at their landfills.

ANAEROBIC FARM WASTE, INC.:

      The disposal of farm animal waste is a significant environmental problem in this country. We believe that our proprietary anaerobic treatment process can and will be part of a solution to this problem.

      We have not been able to achieve any demonstrable progress in obtaining grower contracts or funding for a demonstration plant for this technology. We met several times in the past months with the Southeastern Oklahoma Chicken Growers Association, and together we drafted a plan to form a farmers co-op as a joint venture. We jointly applied to the Oklahoma Department of Agriculture for an $80,000 loan or a grant to finance an engineering and marketing feasibility study. We had a joint meeting with the Oklahoma Department of Agriculture on January 21, 2003. Although the Department was receptive to our request, it declined our request and asked us to resubmit the application in April 2003 because Oklahoma had just inaugurated a new Governor. Our application was resubmitted and declined due to the lack of funds appropriated by the state legislature. We continue to negotiate with the Southeast Poultry Growers Association on the possibility of doing a feasibility study regarding a proposed system for chicken litter. This project has been delayed because of a quarantine of chicken houses in Southeast Oklahoma due to a chicken disease that developed in nearby Texas. In the meantime we continue to contact swine and dairy farms for possible sales of our anaerobic farm waste system.

                             DESCRIPTION OF BUSINESS

OVERVIEW

      We were incorporated on November 17, 1992 in the State of Texas. We conduct our business from our headquarters in Corpus Christi, Texas and from offices in Oklahoma City, Oklahoma and Kiev, Ukraine. We first achieved revenues from operations in 1995. We are a development stage technology management company that develops, invests in, patents, owns, manages, and brings to market innovative technologies.

      We have a formal relationship with several prestigious organizations in Ukraine. The organizations with which we have formal relationships have, as their stockholders or members, many of Ukraine's leading scientists, engineers and technicians. We facilitate the transfer of technologies developed by the scientists and engineers of Ukraine to the United States and other developed countries. Among the technologies that we are involved with are:

      o our medical live biological tissue bonding technology, which bonds human tissue without the use of sutures, staples, sealants or glues;

      o     a  390,000-pound   proprietary  landfill  gas  purification  system,
            installed at a municipal waste landfill in Chastang, Alabama, that is expected to processes raw landfill gas to pipeline quality; and

      o an environmentally friendly, large-farm, anaerobic animal waste processing system.

      We are the largest shareholder and foreign investor in UEC, a successful Ukraine private engineering company specializing in defense contracts that has also been successful in securing private sector contracts. UEC is authorized by Ukraine law, among other things, to perform classified and secret construction works related to the national security of Ukraine. We formalized our first relationship with UEC in February 1994 when we registered with the Ukraine
Government, a Ukraine company owned equally by us and several Ukraine organizations. Our ownership declined from 50% to 33 1/3%. Currently, one-third of UEC is owned by key UEC executive employees and members of the Supervisory Council. Another third of UEC is owned by the following Ukrainian companies or organizations, all of which we currently work with:

      o The State Property Fund of Ukraine. It owns all state enterprises and property of the state, and it is represented by:

      o Yuzhnoye (Southern) Machine Building Plant. This is a manufacturing complex located in Dniepropetrovsk. It built, among other things, many of the nuclear missiles for the former Soviet Union. Today, it manufactures commercial satellites, farming tractors, trolley cars, and other heavy equipment products.

      o Design Bureau "Yuzhnoye". This organization was established in 1954. It developed and delivered to the Ukraine Army several generations of missiles (specifically, SS-18 "Satan" satellite and the launch rockets "Cyclone" and "Zinet"), space carrier rockets, and artificial satellites. Design Bureau employs several thousand researchers and production engineers and is among the leading enterprises in Ukraine for the development of rocket and other jet systems, and for the elimination of launching sites in Ukraine. The Bureau also works on conversion projects, trolley busses, pumps for the oil industry, small-sized vehicles for cleaning city streets, and devices for manufacturing margarine, oils and other products. Design Bureau is under the direction of Academician Stanislav Nikolayevich Konyukhov, who is also president of UEC.

      o Trust No. 5 for Special Construction Works. This engineering firm was involved in building all of the former Soviet Union's nuclear and non-nuclear missile launching pads and silos, the Soviet space station, several chemical and oil industry plants and pipelines, and other installations requiring the highest technologies of the former Soviet Union.

      o E.O. Paton Institute of Electric Welding. Founded in 1934 by the Academy of Sciences of the Ukraine S.S.R, it is headed today by Professor Boris Paton, the president of the Ukraine Academy of Sciences. It developed the collapsible, titanium-welded, building-structure technology that was used in the construction of the Soviet space station "MIRE." We believe the Paton Institute is one of the world's most prominent scientific institutions involved in metal casting and bonding ceramics, microwave bonding of metals and plastics, explosive welding and cutting, welding in space and underwater, electro metallurgy, protective coatings, and bridge building and coating. It has joint ventures with several multinational companies and governmental agencies, including the U.S. Department of Energy and NASA.

      o Spivdruznist Business Association. This was formed by major defense enterprises to develop and implement methods of dismantling munitions and converting the metals and explosive by-products to commercially marketable products. It is composed of six large manufacturing facilities that developed and manufactured explosives, weapons and military equipment during the Cold War.

      o     Pivdenexo,    Ltd.   This   is   a   research,    development    and
            production-design "think tank."

      Our working relationship with these organizations generally focuses on two types of opportunities:

      o When the above organizations negotiate with local enterprises that aim to bring new ideas and projects to the U.S. and to world markets; and

      o After we first identify technologies developed in Ukraine that appear to have promising commercial application. In such instances, we frequently finance the costs of research and development, the preparation and filing of patent applications, manufacturing, and market distribution. We also obtain ownership of these technologies. Our anaerobic Farm-Waste Disposal Equipment Project is such a project.

      There are no specific funding arrangements required of the stockholders of UEC. Projects are funded on a case-by-case basis. An aggregate of $2,078,072 in costs have been contributed to various technology projects by us and the Ukraine shareholders of UEC, and in return UEC pays us a dividend equal to 10% of the previous year's profit pro rated on our percentage of ownership. The remaining 90% is reinvested to limit the need of UEC to borrow funds from Ukraine banks. We have recovered $218,176 of our share of the costs of UEC projects. We wrote off $323,612 of these costs because we do not expect to recover this amount of these costs within one year, even though we do expect to recover these funds over the next several years.

      The conduct of business in Ukraine depends largely on established personal and business relationships. We have spent several years further developing these relationships. We have developed personal relationships with partners such as the President of the Academy of Science, Yuzhnoye Machine Building, Yuzhnoye Design Bureau and the 43rd missile army. We have also discovered that the conduct of successful business in Ukraine requires the successful navigation of the bureaucratic processes at the national and regional levels. Our local Ukraine partners discussed above are integral to our success in those efforts.

      We have also witnessed many changes in local economic laws with changes occurring on an almost weekly basis at times. Similarly, economic conditions within Ukraine have been quite volatile, including high levels of inflation. We reinvest a majority of the dividends we have received from UEC to minimize the need to borrow money in Ukraine where interest rates have fluctuated dramatically between approximately 35% and 190% per year over the past ten years. We are also subject to foreign currency risk. A decline in the Hryvna could have a negative impact on our balance sheet. We have tried to minimize our foreign currency exposure by negotiating our contracts in U.S. dollars.

      Other difficulties such as language barrier and local customs have been solved by hiring quality Ukrainian, bi-lingual, English-speaking staff and training them to meet our standard and expectations of doing business.

      There are no restrictions imposed by the Ukraine Government on our investment in UEC nor any restrictions on UEC's ability to declare and record dividends.

      Inside Ukraine, we have assisted UEC in its negotiation of contracts for the dismantling of the Ukraine nuclear and non-nuclear missiles, silos, and related equipment. This dismantling is required by the treaty known as START and will be paid for by the U.S. Government and other western countries. The Ukraine members of UEC designed, built and commanded these missiles and silos, are therefore logical organizations to dismantle them, and are expected to receive a substantial portion of the contracts to dismantle them. Since 1995 UEC has completed contracts with U.S. contractors for more than $6.0 million with respect to ICBM dismantlement in Ukraine and for more than DM4.7 million in contracts with the German Government and German contractors for new methods of dismantling ICBM silos.

TECHNOLOGY DEVELOPMENT

      Outside Ukraine, we have identified several promising Ukraine-developed technologies. We have had some success in negotiating technology transfer agreements between some Ukraine entities (or one of their constituent Ukraine organizations) and companies in the United States. Working through the Ukraine Academy of Services and the E.O. Paton Institute of Electric Welding, we have successfully negotiated technology transfer agreements for the live tissue bonding equipment project and the carbon dioxide separator project.

BUSINESS OF THE COMPANY

LIVE TISSUE BONDING EQUIPMENT. The E.O. Paton Electric Welding Institute of Kiev, Ukraine developed equipment that bonds blood vessels and soft tissues in substantially less time than is required by other technologies with no or minimal trace scar tissue within six or seven months of surgery.

      The equipment bonds the soft biological tissue with a special miniature electrosurgical tool employing a low-radio frequency technology that reconnects live biological soft tissue by fusion. No glues, sutures, staples or other foreign matter are used. The process is best described as a welding process.

      The Ukraine prototype for the equipment was successfully demonstrated to physicians and surgeons in the United States in June 1996 on the blood vessels, nerves and stomachs of rats and rabbits. Additional, subsequent demonstrations on animals were performed in Ukraine by Ukraine surgeons with U.S. surgeons in attendance. In 1998 the U.S. surgeons performed successful tests on animals in Louisville, Kentucky. Testing on humans in Ukraine began in mid-1998. One patient had a blood vessel welded, and the other patient had a torn uterus repaired using minimally invasive surgery tools. According to the Ukraine doctors, both patients recovered in the normal amount of healing time without side effects. Since mid-1998, over 2,000 successful operations on humans have been performed by surgeons in Ukraine using the tissue repair system. The result of such operations has been to demonstrate, in our view, that the tissue repair system offers significant potential medical and economical benefits over the conventional wound closing devices such as sutures, staples, and other existing electro-surgical devices. Among the benefits are leak proof bond of welded tissue, no burning or necrosis of soft tissue, reduced healing time, less blood loss during an operation, and less anesthesia and pain medication. The economic benefits include a shorter operating time given the greater speed with which surgeons can close a wound with the tissue repair system, shorter hospital stays since the wounds appear to heal more quickly, less medication required and, for doctors, the ability to schedule more surgeries in the same time frame as they now perform their current operations.

      We filed U.S. and international patent applications on the tissue repair system process in February 1998 and February 1999, respectively. A U.S. patent (No. 6,562,037 B2) was issued on May 13, 2003, a second U.S. patent was issued on May 11, 2004 (No. 6,733,498), and an Australia patent issued August 19, 1999 (No. WO99/40857). Similar patent applications are pending in Japan and additional patent applications covering the tissue repair system have been filed in the United States.

      In 2002 we formed Live Tissue Connect, Inc., a Delaware corporation, through which we propose to develop our tissue bonding technology. We own 86% of Live Tissue Connect, Inc. We estimate that in excess of $2 million have been expended in developing the project and that $3.0 million of additional funds must be expended to bring this product to market.

      This project is still in the development stage, even though the Ukrainians have created a finished product in their special miniature surgical tool. We are making improvements in the electrosurgical tool, and intend to test our device on live tissue in conformance with U.S. testing standards. We also intend to seek FDA approval of our device.

ANAEROBIC FARM-WASTE DISPOSAL EQUIPMENT. We are marketing a closed system, no lagoon, anaerobic plant that:

      o     processes farm-animal waste into a high grade organic fertilizer;

      o     captures the methane gas for commercial use;

      o     reduces the odor; and

      o     prevents all runoff and contamination of the environment.

      This processing plant was developed in Ukraine before the breakup of the Soviet Union. This process was developed by Sumy Frunze Machine-Building Science-and-Production Association ("Frunze"), a more than 100-year-old manufacturer of equipment for the petroleum and chemical industries. Through UEC we have obtained the exclusive, worldwide rights to market Frunze's anaerobic farm-waste disposal plant.

      Frunze developed the processing plant to solve the problems associated with animal waste created from a 3,000-head swine farm located in the center of a city of 400,000 people. The plant has operated successfully for more than twelve years.

      This technology was patented in 1991 in the U.S.S.R. Patent applications have not been filed in the United States. Frunze has assigned to us the worldwide rights to market, distribute, license and service products covered by the U.S.S.R. patents and any upgrades of the 17-year-duration patents. This assignment extends until June 4, 2019 but will become non-exclusive if, after the first plant is installed and fully operational in the United States, we fail to place orders annually for at least $1 million in plant and equipment to be manufactured in Ukraine. We are required to pay royalties equal to five percent of the costs of all equipment manufactured in Ukraine.

      Under our license agreement with UEC and the Ukraine inventor, Ivan Semenenko, the Ukrainians are:

      o to design each anaerobic farm-waste disposal facility after visiting the site where it is to be placed;

      o to construct all of the facility in Ukraine except for the electric motors, generators, tanks and computer controls;

      o to oversee the installation and startup of the facility at each project site; and

      o     to provide equipment warranties acceptable to us.

   Our obligations are:

      o     to obtain contracts for the installation of the facilities;

      o to pay the expenses of the Ukrainians' visits to the U.S. or other countries in the performance of their obligations under the license;

      o to pay for and arrange for the delivery to the facility sites of all equipment not manufactured in Ukraine; and

      o to act as a liaison between the Ukrainians and persons in the countries where facilities are to be installed.

      UEC coordinates our relations with Frunze, the manufacturer, in Ukraine. The plants will be custom designed for each user. The major portion of each plant will be manufactured initially, at least, by Frunze in Ukraine. The electric motors, generators, tanks and computer controls will be obtained in the U.S. Approximately 70% of the cost of a plant will be for Ukraine-manufactured parts at a cost far less than could be obtained in the U.S.

      We are attempting to market this technology ourselves in Oklahoma and in other states and are currently negotiating contracts. We expect contracts to be executed during 2004.

      We believe a considerable market exists for the plant, should it be accepted by the industry. At the end of 1997 there were 1,520 U.S. swine farms with 5,000 head or more. We believe that the cost of a farm waste anaerobic plant can be recovered by the farmer or producer over time from:

      o     organic fertilizer sales;

      o methane gas converted to electricity used on the farm and sold commercially;

      o     elimination of waste lagoon expense; and

      o     reduction of other operating costs.

      We also believe that the reduction of the odors associated with the animal waste is a significant selling point. The only exposure of the animal waste to the atmosphere is the time that elapses before it is hosed or scraped to the pump site for transportation to the closed storage tanks or directly to the processing plant. This time is typically no more than one day. Little decomposition and emission of gases occur during this initial period.

      Of major health importance are:

      o the elimination of the volatile organic acids, which are consumed by the gas-producing bacteria;

      o     the elimination of surface and ground water contamination; and

      o the dramatic reduction of pathogen populations in the heated digesters.

      We have met resistance from swine and dairy farmers in our efforts to sell our farm waste anaerobic plant due to the long period of time required for small farms to recover the costs of the plant and to falling milk prices.

CARBON DIOXIDE SEPARATOR. We own the exclusive and perpetual worldwide rights to service, license and market certain unpatented equipment manufactured in Ukraine that separates carbon dioxide and other impurities from the gas produced in landfills. The equipment converts the remaining gas to a cleaner, up to 98-percent pure methane gas for use in internal combustion engines or for sale to natural gas companies. This equipment was developed for us by the Institute of Gas, Ukraine National Academy of Sciences and will be manufactured for us only by Frunze in Sumy, Ukraine. We have installed the first set of equipment at the landfill in Chastang (Mobile), Alabama. We are now testing the equipment and fine-tuning the synchronization of the equipment with the 70 wells drilled in the landfill.

      The manufacturing costs of our CO2 separator plants are substantially lower than the costs of competitive units. We have executed an operating agreement with Resource Technology Corporation ("RTC") of Chicago, Illinois, to exploit this technology. Our first plant has been placed on a landfill in Mount Vernon, Alabama. The plant was manufactured in Ukraine. The landfill operator will provide all other equipment needed as well as the operations. Our agreement with RTC requires us to provide the plant and bring it to the United States. We have secured and spent approximately $1,450,490 to fulfill our obligations under the agreement and still owe $206,749. RTC will contribute all necessary government approvals, all piping, gathering system, wells, blower, metering system, pipeline, tanks and other auxiliary equipment. Revenue from the plant will be shared 65% for RTC and 35% for us until payout of costs, at which time revenue will be shared equally.

CSMG GASTECH LLC. In February 2001 CSMG formally formed CSMG Gastech LLC ("Gastech") as a Texas limited liability company. CSMG is manager of Gastech. Gastech's purpose was to raise the funds needed to buy CO2 gas separator equipment to install on landfills to be operated by RTC or other entities. We had entered into an agreement with RTC whereby we would pay for and furnish the CO2 Separator equipment made in Ukraine, installation and start-up, and RTC would furnish all other equipment and expenses needed to install and operate the gas gathering system, gas delivery to the CO2 separator system, metering and the gas pipeline from the CO2 separator to the customer pipeline. From the monthly gross proceeds of sales of methane gas, each of RTC and CSMG are to first recover its monthly expenses related to the facility and its equipment costs amortized over an eight-year period. The net proceeds are then to be shared equally by RTC and us.

      We assigned our interest in the RTC agreement to Gastech and proposed to potential investors in Gastech that they contribute $800,000 for a 40% interest in Gastech. After Gastech had raised $226,000 from ten investors, in March 2001 the Texas Securities Commission commenced an investigation of Gastech and wrote letters to its investors asking them if they had been advised by us that RTC was a chapter 11 debtor in a proceeding in Chicago. The Texas Securities Commission then required us to offer to rescind the securities purchases of the ten investors. We did so. Two investors accepted the rescission offer, and each was returned his $10,000 investment. We regard the Texas Securities Commission matter closed.

      No further interests in Gastech were sold, due to the action of the Texas Securities Commission. To cover the shortfall in funds needed to pay for the first CO2 Separator to be used in a landfill to be operated by RTC, we borrowed $551,000 in increments from StoneGate LLC of Florida on one-year notes at 10% interest due as follows: $115,000 plus interest was due in May 2002, $362,000 plus interest was due in July 2002 and $74,000 plus interest was due in August 2002. To date these notes have not been repaid and our corporate counsel is working with the lenders on a repayment solution.

      The CO2 Separator equipment was designed by the Gas Institute National Academy of Sciences of Ukraine during the latter part of 2000. A purchase contract was executed in February 2001 with Frunze. The price included all necessary certifications, all necessary equipment for operation, shipping to the Port of Houston and supervision personnel for installation. The tonnage of the equipment is 177 metric tons. No additional equipment is needed. The equipment was fully paid, although we still owe $260,749 for installation costs through funds from Gastech, the funds borrowed from StoneGate LLC and other sources.

      The equipment arrived in Houston, Texas on November 22, 2001. It was installed at the Chastang Landfill near Mobile, Alabama during the first fiscal quarter of 2003. We completed installation of the plant during the second week of March 2003. Start-up and equipment adjustment were delayed while waiting for the landfill gas owner to complete installation of the end-user pipeline and gas metering system. This was installed near the end of March just as our Ukraine supervisory team had to return to Ukraine. In addition, the landfill gas quality was well below expected levels and required repairs to the gas gathering system to reduce air intake. The landfill gas owner coordinated and completed these repairs during the next few weeks, finishing toward the end of May. The Ukraine supervisory team returned in early June to oversee service, start-up and adjust the equipment. Poor weather caused some delays but the start-up was completed in approximately two weeks. Shortly before start-up operations and equipment adjustment, Waste Management Inc. ("WMC"), the operator of the landfill ordered RTC (the holder of the gas ownership contract) off the landfill. WMC contended that our CO2 separator equipment produces methane gas that fails to meet gas quality specifications and that, therefore, the agreement to buy the gas is terminated. This contention is now being litigated in RTC's chapter 11 reorganization proceeding. It is possible that our gas collection and conversion systems could be determined to be out of specifications thus necessitating installing upgrades estimated to cost between $200,000 and $300,000 to enable the equipment to meet the gas quality requirements. Currently the Company has a caretaker at the landfill to maintain the equipment. If additional funds are required to upgrade the system the possibility remains that the process will still not meet specifications and if so it will be necessary to move the equipment from the Chastain landfill. Should this occur it is unclear if any future carbon dioxide projects will be possible and if so the continued existence of the Company will depend on live tissue bonding and anaerobic farm waste technology sales.

      The eight investors in Gastech that invested $206,000 will receive 10.3% of our and Gastech's share of the monthly proceeds from production of the Chastang facility and we will receive 89.7% of this share. We propose to assign part of this 89.7% interest to persons - as yet unidentified - that provide the funds that repay to StoneGate LLC the $551,000 it loaned us plus interest on the loans. In December 2001 the U.S. Bankruptcy Court in Chicago affirmed RTC's contract rights at Chastang. RTC has not been able to emerge from Chapter 11, and a court-appointed trustee has been appointed to take over management of RTC.

RAW MATERIALS, SUPPLIERS AND MANUFACTURING

      No manufacturer has been selected for the tissue bonding equipment. The anaerobic plants will be manufactured in Ukraine by Frunze in cooperation with UEC at a lower cost than a comparable facility in the U.S. The carbon dioxide separator plants will be manufactured in Kiev, Ukraine by Frunze in cooperation with International Welding Association, again at a lower cost than a similar operation in the United States.

DISTRIBUTION METHODS

      We propose to negotiate with a medical equipment manufacturing company to market and distribute the live tissue bonding equipment if FDA approval is obtained. We have not identified or selected a specific manufacturing company to do this at this time. We have organized a majority-owned subsidiary, Anaerobic Farm Waste, Inc., to own and lease the anaerobic farm waste disposal equipment. The officers of our company are also the principal officers of the subsidiary company. We have had a number of inquiries from major landfill operators and are currently working with a major landfill company that is interested in installing our units on several of their landfills. This is in addition to the CO2 separator equipment that RTC would like for us to install on more of their landfill sites.

COMPETITION

LIVE TISSUE BONDING EQUIPMENT. We believe that we have the only equipment in the world that reconnects opposing ends or sides of soft tissue using a radiofrequency fusion that bonds live tissue with little or no scarring. We believe our competition is with older surgical methods of closing tissue openings.

ANAEROBIC FARM WASTE DISPOSAL PLANTS. There are ten companies that offer various types of anaerobic systems in the U.S. Based upon our experience in the industry, it is our belief that none of these systems processes the manure and water to the extent of the Ukraine-made plant. The plant now in operation in Ukraine is the product of years of experience in designing and building various types of anaerobic plants. It is our belief that the design now in operation will prove to be the most effective and economical for anaerobically processing animal wastes.

CO2 SEPARATOR. Numerous companies make CO2 separators in the U.S. but, based upon our experience in the industry, we believe none will be able to compete with the quality of our separators or with our price. It is our observation that their prices are multiples of what we believe we will be able to charge for our plants. Their separators produce no better than 75 to 90% pure methane; based on the CO2 separator plants in operation in Ukraine, we believe ours will produce 98% pure methane.

PATENTS, TRADEMARKS AND LICENSES

      The live tissue bonding equipment is the subject of patents and patent applications filed by the Ukraine inventor in the Ukraine, the United States, and other countries. The patents and the patent applications for the United States, the European Patent Convention, Australia, Canada and Japan have been assigned to us. One Australia and two United States patents have been issued.

      The anaerobic farm-waste disposal equipment was patented in the U.S.S.R. in 1991 but is not the subject of any patent application filed in the United States.

      The CO2 separator equipment is not the subject of any existing patent; the technology has been known for more than 30 years. We have been assigned the exclusive world rights to license, manufacture, market, and distribute both the anaerobic farm waste disposal equipment and the CO2 separator equipment. We will pay a 5% royalty to the Ukrainians when the equipment is installed and fully operational based on the adjusted retail price of the equipment.

GOVERNMENT APPROVAL AND REGULATIONS

      The live tissue bonding equipment must obtain the approval of the Federal Drug Administration before it can be sold to be used on humans in the United States.

      The anaerobic farm waste disposal plants and the CO2 separator plants require no governmental approval before being placed into use, but the results of their usage are subject to the oversight authority of the Environmental Protection Agency.

RESEARCH AND DEVELOPMENT

      During 2003, we expended no funds on research and development.

COST OF COMPLIANCE WITH ENVIRONMENTAL LAWS

      Our anaerobic farm waste disposal plants are designed to dispose of farm waste in a manner that meets all environmental regulations. The same is true with regard to our CO2 separator plants. All costs of complying with environmental regulations are costs of the projects and reduce our share of the gross revenue produced from the installation and use of our equipment.

SEASONALITY

      There is no seasonal aspect of our business.

EMPLOYEES

      We employ three people full time in the United States and two people full time in Kiev, Ukraine.

                                   MANAGEMENT

      Information concerning our current executive officers and directors is set forth in the following table:

--------------------------------------------------------------------------------
Name                                  Age           Position
--------------------------------------------------------------------------------
Esmeralda G. Robbins                  59            Chairman  of  the  Board  of
                                                    Directors
--------------------------------------------------------------------------------
Donald S. Robbins                     59            President,  Chief  Executive
                                                    Officer and Director
--------------------------------------------------------------------------------
Gordon W. Allison                     77            Executive  Vice   President,
                                                    Chief   Financial   Officer,
                                                    Secretary and Director
--------------------------------------------------------------------------------
James Workman                         76            Director
--------------------------------------------------------------------------------
Robert Jay Machen                     72            Director
--------------------------------------------------------------------------------
Carl Pojezny                          52            Director
--------------------------------------------------------------------------------
David R. Selby                        60            Director
--------------------------------------------------------------------------------
Conrad Derdeyn                        70            Director
--------------------------------------------------------------------------------

      The following is a brief description of the background of our directors and executive officers.

      ESMERALDA G. ROBBINS. Mrs. Robbins has served as a Director of CSMG and Chairman of the Board of Directors since the Company's founding in 1992. Mrs. Robbins is an original founder of CSMG and has been working for the Company in a variety of capacities since 1993. Prior to founding CSMG, Mrs. Robbins worked as Product Consultant and Salon Coordinator for Corpus Christi Beauty Supply, a family owned business that covered a geographic area of over 500 miles. Mrs. Robbins is the spouse of Donald S. Robbins, president of the company.

      DONALD S. ROBBINS. Mr. Robbins has served as President and Chief Executive Officer of the Company since its founding in 1992. Mr. Robbins is an original founder of CSMG and has served as a Director since that time. Prior to founding the company, Mr. Robbins gained extensive experience in the financial services and insurance industries, where he worked for over 22 years. During his time in the financial services industry, Mr. Robbins received national recognition and various industry awards and honors. Mr. Robbins also serves as President and CEO of Live Tissue Connect, Inc. and Chairman and CEO of Anaerobic Farm Waste, Inc., both of which are subsidiaries of our company. Mr. Robbins is on the Supervisory Council of UEC and serves as a foreign member of the International Association of Welding of the E. O. Paton Institute of Electric Welding National Academy of Sciences of Ukraine. Mr. Robbins is the spouse of Esmeralda G. Robbins, the Chairman of our Board of Directors.

      GORDON W. ALLISON. Mr. Allison has served as Executive Vice President, Chief Financial Officer and a Director of the Company since its founding in 1992. Mr. Allison is an original founder of CSMG. Prior to founding CSMG, Mr. Allison worked for over 35 years in the insurance services industry, of which 28 years were in executive management level positions for public companies. Mr. Allison also served as a bank director and a Trustee of Oklahoma City University for 21 years. Mr. Allison currently serves as President of Anaerobic Farm Waste,

Inc. and Secretary, Treasurer and Chief Financial Officer of Live Tissue Connect, Inc., both of which companies are subsidiaries of CSMG.

      JAMES WORKMAN. Mr. Workman has served as one of our directors since October 1998. Mr. Workman has served in a variety of capacities and worked part time with our company since January 1993. Prior to joining CSMG, Mr. Workman spent his entire professional life in the agricultural industry. Mr. Workman spent over 35 years owning and operating thousands of acres of farmland and raising a variety of crops including soy beans, rice, cotton, corn and wheat.

      ROBERT JAY MACHEN. Mr. Machen has served as one of our directors since December 2003. Since October 1997, Mr. Machen has served as a Director and adviser to MODEC International of Houston, Texas a provider of floatation production facilities for the global offshore petroleum industry. From 1964 to August 1997, Mr. Machen held various positions for McDermott International, Inc., a New Orleans-based energy services company serving the energy and power industry, including vice president and general manager for fabrication of off-shore installations in the Gulf of Mexico, the British North Sea and the Western Hemisphere and Hong Kong. Mr. Machen is a graduate of Auburn University and a civil engineer by training.

      CARL POJEZNY. Mr. Pojezny has served as one of our directors since December 2003. Since 1979, Mr. Pojezny has been self-employed and working in development, construction management, sales and leasing of commercial real estate properties. Since 1979, Mr. Pojezny's has served in an executive capacity for a number of commercial real estate properties, including Eastmoor Shopping Center, Ltd., a 52,000 square foot shopping center in Moore, Oklahoma, Chickasha Shopping Center, Inc. and Grandview, Ltd., which owns a 73,000 square foot shopping center in Chickasha, Oklahoma, Property Asset Management, Inc., a H.U.D.-certified Oklahoma company for the management and marketing of commercial and residential real properties and Instar Corporation, a successor to a reorganized Chapter 11 company, Pepco, Inc,. that owns multifamily and commercial real property. For approximately 20 years, Mr. Pojezny has been appointed and served as receiver in federal and state courts throughout Oklahoma in cases involving all types of commercial real properties, single-family dwellings and undeveloped land. Mr. Pojezny is a graduate of Oklahoma State University.

      DAVID R.  SELBY.  Mr.  Selby  has  served  as one of our  directors  since
December 2003. Since 1994, Mr. Selby has served as President of Selby and Associates, an Oklahoma City based health care systems consulting firm that provides management and technical consultations to Indian Tribal Organizations in the management and operation of health delivery systems for specific beneficiaries. From 1990 to 1993 he was employed in Oklahoma City as the director of the Oklahoma Regional Development Center of the Indian Health Services. Prior to that time, Mr. Selby was also employed in various capacities within the Oklahoma Area Indian Health Services and the United States Public Health Service Regional Office in Kansas City, Missouri. Mr. Selby has degrees in economics from Oklahoma State University and a graduate degree in Health Administration from the University of Oklahoma.

      CONRAD DERDEYN. Mr. Derdeyn has served as one of our directors since December 2003. From 1963 to 2002, Mr. Derdeyn was employed by Caterpillar, Inc., and its affiliated companies, manufacturers of heavy earthmoving, mining, pipeline and construction equipment, where he served in a variety of management capacities, most recently as Manager of Caterpillar, Inc.'s Pipeline Division. Between 1956 and 1994, Mr. Derdeyn also served in the Transportation Corps of the U.S. Army Reserves, retiring with the rank of Colonel. Mr. Derdeyn has degrees in civil engineering from the University of Texas at Austin.

DIRECTORS

      Our Board of Directors consists of eight members. Directors serve for a term of one year and stand for election at an annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

COMMITTEES

      Our Company does not currently have any committees of the Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2003, 2002 and 2001, paid to our most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


------------------------------------------------------------------------------------------------------------------------------
                                                        Annual Compensation           Long-Term Compensation
                              ------------------------------------------------------------------------------------------------
                                                                                     Awards             Payouts
                                                                            -----------------------------------
                                                                            Restricted    Securities
                                                            Other Annual       Stock      Underlying     LTIP       All Other
   Name and Principal                    Salary    Bonus    Compensation     Award(s)    Options/SARs   Payouts   Compensation
        Position                Year      ($)       ($)         ($)             ($)           (#)         ($)          ($)
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
Donald S. Robbins                2003    49,063        --              --           --   225,000           --             --
President, Chief Executive
Officer and Director
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2002    69,514        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2001    99,678        --         438,222           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
Esmeralda G. Robbins             2003        --        --              --           --        --           --             --
Chairman of the Board of
Directors
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2002        --        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2001        --        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
Gordon W. Allison                2003    32,000        --              --           --   225,000           --             --
Executive Vice President,
Chief Financial Officer,
Secretary and Director
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2002    32,356        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2001    48,500        --         317,333           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
James Workman                    2003        --        --              --           --    50,000           --             --
Director
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2002        --        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------
                                 2001        --        --              --           --        --           --             --
----------------------------  -------   -------   -------   -------------   ----------   ------------   -------   ------------


      The following options were granted during the last fiscal year to the following persons:

--------------------------------------------------------------------------------
Name                Number of       Percent of     Exercise of   Expiration Date
                   Securities      Total Options   Base Price
                   Underlying       Granted to       ($/Sh)
                    Options        Employees in
                      (#)          Fiscal Year
--------------------------------------------------------------------------------
Donald S.            225,000       2.45%            $0.605          05/08/08
Robbins, CEO
and Director
--------------------------------------------------------------------------------
Gordon W.            225,000       2.45%            $0.605          05/08/08
Allison, CFO
and Director
--------------------------------------------------------------------------------
James Workman,       50,000        0.5%             $0.55          05/08/13
Director
--------------------------------------------------------------------------------


      The following table sets forth certain information concerning the exercise of stock options during the last fiscal year by each of the named executive officers and the fiscal year-end values of unexercised options, provided on an aggregated basis:

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

--------------------------------------------------------------------------------
      Name           Shares      Value Realized     Number of       Value of
                   Acquired on         ($)         Unexercised     Unexercised
                    Exercise                       Securities     In-The-Money
                       (#)                         Underlying      Options at
                                                   Options at      FY-End ($)
                                                   FY-End (#)     Exercisable /
                                                  Exercisable /   Unexercisable
                                                  Unexercisable
--------------------------------------------------------------------------------
Donald S. Robbins    425,000        $121,125        525,000/0          0/0

--------------------------------------------------------------------------------
Gordon W. Allison    425,000        $121,125        525,000/0          0/0

--------------------------------------------------------------------------------


COMPENSATION OF DIRECTORS

      Directors of the company received no compensation for their services as directors.

EMPLOYMENT AGREEMENTS

      There are no employment agreements with any of the officers of the company.

CHANGE IN CONTROL

      There are no arrangements which would result in payments to any officers or directors in the event of a change-in control of CSMG.

INDEMNIFICATION

      Our Amended and Restated Articles of Incorporation provide that we will indemnify our officers, directors, employees and agents to the fullest extent permitted by Texas law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CSMG pursuant to the foregoing, or otherwise, CSMG has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF PROPERTY

      Our principal executive offices are located in approximately 1,000 square feet of leased office space in Corpus Christi, Texas. The lease expires on December 31, 2004. In addition, we currently lease office space in Oklahoma City, Oklahoma, as well as Kiev, Ukraine. The term of the leases on our office space in Oklahoma City and Kiev are month-to-month.

                                LEGAL PROCEEDINGS

      The Texas Department of Securities investigated our sale of ownership interests in CSMG Gastech LLC, the entity we created to assist our financing of our share of the costs of the CO2 separator projects with Resource Technology Corporation or other entities. The Texas enforcement agency took the position that we were selling securities by means of representations that omitted to state a material fact - that that Resource Technology Corporation is a chapter 11 debtor. We were asked to make a rescission offer to all investors. We did so. Two investors accepted the rescission offer, and we returned to them their $10,000 investments. We have heard nothing further from the Texas Department of Securities.

      On March 2, 2004 a default judgment was entered against the Company in the amount of $32,091 in favor of Bagby & Russell Electric Company. The judgment is a result of an unpaid invoice for electrical work performed pertaining to installing carbon dioxide equipment at Chastain landfill in Mobile, Alabama. The original amount was $48,000 and, although the Company made payments and offered to pay $5,000 per month, it was rejected.

                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS

      COMMON STOCK. As of June 21, 2004, other than (i) persons identified in the following table and (ii) the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------
Title of Class    Name and Address of     Amount and Nature     Percentage of
                    Beneficial Owner        of Beneficial         Class (1)
                                              Ownership
--------------------------------------------------------------------------------
Common          Esmeralda G. Robbins (2)       300,000              3.1%
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          Donald S. Robbins (2)         1,696,000             17.4%
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          Gordon W. Allison             1,802,248             18.6%
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          James Workman                  120,000              1.2%
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          David Selby                    75,000                 *
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          Robert Machen                  84,000                 *
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          Conrad Derdeyn                 44,000                 *
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Common          Carl Pojezny                   64,800                 *
                701 CCNB North Tower
                500 North Shoreline
                Corpus Christi, TX 78471
--------------------------------------------------------------------------------
Officers and                                  4,186,048             43.2%
Directors as a
group (8 persons)
--------------------------------------------------------------------------------
*     Less than 1%.

(1) Applicable percentage of ownership is based on 9,700,531 shares of common stock outstanding as of June 21, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 21, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Esmeralda G. Robbins and Donald S. Robbins are wife and husband.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There have been no transactions during the past two years, or proposed transaction, to which our company was or is to be a party, in which any director, executive officer, nominee for election as a director, a holder of more than five percent of our voting stock or any member of their immediate family had or is to have a direct or indirect material interest.

                             MARKET FOR REGISTRANT'S

                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      CSMG's common stock currently trades on the Over-The-Counter Bulletin Board ("OTC:BB") under the trading symbol "CTUM".

      The following table sets forth the average high and low bid prices for the common stock for each calendar quarter since January 1, 2002, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

--------------------------------------------------------------------------------
                                                         Bid Prices
--------------------------------------------------------------------------------
                                            High             Low
--------------------------------------------------------------------------------
2002
--------------------------------------------------------------------------------
First Quarter                               $0.25            $0.10
--------------------------------------------------------------------------------
Second Quarter                              0.14             0.10
--------------------------------------------------------------------------------
Third Quarter                               0.80             0.10
--------------------------------------------------------------------------------
Fourth Quarter                              0.80             0.53
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2003
--------------------------------------------------------------------------------
First Quarter                               0.65             0.12
--------------------------------------------------------------------------------
Second Quarter                              1.25             0.53
--------------------------------------------------------------------------------
Third Quarter                               1.25             0.41
--------------------------------------------------------------------------------
Fourth Quarter                              0.80             0.31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2004
--------------------------------------------------------------------------------
First Quarter                               0.70             0.40
--------------------------------------------------------------------------------

HOLDERS

      As of June 21, 2004, there were approximately 317 holders of record of our Common Stock.

DIVIDENDS

      We have paid no dividends to our common stockholders and do not plan to pay dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings to finance future growth.

                            DESCRIPTION OF SECURITIES

CSMG's authorized capital consists of 40,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share, 75,668 of which is designated as Series A Preferred Stock. At June 21, 2004, there were 9,700,531 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a description of certain provisions relating to CSMG's capital stock.

COMMON STOCK

      Each outstanding share of CSMG's common stock entitles the holder to one vote on each matter submitted to a vote of shareholders. There is no right to cumulative voting. In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision had been made for each class of stock, if any, having preference over the common stock. The holders of CSMG's common stock have no preemptive rights with respect to future offerings of shares of common stock. There are no redemption or sinking fund provisions available to CSMG's common stock. It is CSMG's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

      On December 28, 1995 the Company authorized the issuance of 75,669 shares of Series A preferred stock, $10.00 face amount, .001 par value which paid a cumulative dividend on net corporate profit equal to 8% of the face amount of the outstanding stock. If the Company does not realize profits, preferred stock dividends are not accruable. Such preferred Series A stock is preferred over all common stock in the event of corporate liquidation and dissolution to the extent of its unredeemed face amount.

      On September 29, 2000 the Board of Directors approved converting all preferred shares outstanding to common stock. In 2001 75,669 preferred shares were converted to 1,210,704 common shares as compensation for unpaid services recorded at $756,690 in compensation expense with corresponding entries to common stock and paid in capital.

CONVERTIBLE DEBENTURES

      On March 26, 2004, CSMG issued a convertible debenture in the principal amount of $390,000. The convertible debenture has a three-year term, accrues interest at 5% and is convertible into shares of CSMG's common stock at a conversion price equal to 100% of the lowest closing bid price of our common stock for the three trading days immediately preceding a conversion date. CSMG retains the right to purchase the convertible debentures at 120% of the issue price plus interest at a rate of 5% per year.

TRANSFER AGENT

      The transfer agent and registrar for our common stock is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75043; telephone number: (469) 633-0100.

                                     EXPERTS

      The financial statements for the years ended December 31, 2003 and December 31, 2002 included herein, and incorporated by reference in the Registration Statement, have been audited by Gary Skibicki, C.P.A, an independent certified public accountant, as stated in his report (which contains an explanatory paragraph regarding CSMG's ability to continue as a going concern) appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such individual given upon his authority as an expert in accounting and auditing.

                                  LEGAL MATTERS

      Schiff Hardin LLP will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.

                              FINANCIAL STATEMENTS

                                      INDEX

Independent Auditors Report                                                     F-2

Consolidated Balance Sheets as of March 31, 2004 and December 31, 2003          F-3

Consolidated Statement of Operations for the Three Months Ended March           F-5
  31, 2004 and 2003

Consolidated Statement of Cash Flows for the Three Months Ended March           F-6
  31, 2004 and 2003

Consolidated Statement of Stockholders' Equity for the Three Months             F-7
  Ended March 31, 2004

Independent Auditors Report                                                     F-9

Notes to Condensed Consolidated Financial Statements                            F-9

Balance Sheets as of December 31, 2003 and December 31, 2002                    F-10

Consolidated Statements of Operations for the Years Ended December 31,          F-12
  2003 and December 31, 2002

Statements of Changes in Stockholders' Equity from January 1, 2000 to           F-13
  December 31, 2003

Consolidated Statements of Cash Flows for the Years Ended December 31,          F-14
  2003 and December 31, 2002

Notes to Financial Statements                                                   F-15


                        Independent Accountant's Report


I have reviewed the accompanying interim balance sheets of Consortium Service Management Group, Inc. and consolidated subsidiaries for the quarter ended March 31, 2004 and year ended December 31, 2003 and the related statements of operations, cash flows and stockholders' equity for the quarter and year then ended. These interim financial statements are the responsibility of the company's management.

I conducted my review in accordance with standards established by the Public Company Accounting Oversight Board. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based upon my review, I am not aware of any material modifications that should be made to the accompanying interim financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the interim financial statements, the Company has suffered recurring losses from operations that raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Gary  Skibicki,  C.P.A.,  P.C.
-----------------------------------
Gary  Skibicki,  C.P.A.,  P.C.
Oklahoma  City,  OK
May  7,  2004

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                    Mar 31, 2004   Dec 31, 2003
                                                    ------------   ------------
CURRENT  ASSETS
  Cash                                              $      (265)   $     13,118
                                                    -----------    ------------
     Total  Current  Assets                                (265)         13,118


FIXED  ASSETS
  Furniture  and  Equipment                              61,409          61,409
    Less  Accumulated  Depreciation                     (60,809)        (58,881)
                                                    -----------    ------------
      Total  Fixed  Assets                                  600           2,528


OTHER  ASSETS
  Investment  -  United  Engineering  Company           234,172         255,318
  Investment  -  CO2  Equipment                       1,451,207       1,450,490
  CO2  Equipment  Patent                                  8,000           8,000
  Tissue  Bonding  Patent                               236,018         236,018
    Less  Accumulated  Amortization                     (23,014)        (20,514)
                                                    -----------    ------------
      Total  Other  Assets                          $ 1,906,383    $  1,929,312

      Total  Assets                                 $ 1,906,718    $  1,944,958
                                                    ===========    ============



     The accompanying notes are an integral part of these interim financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                  LIABILITIES


                                                    Mar 31, 2004   Dec 31, 2003
                                                    ------------   ------------
CURRENT  LIABILITIES
  Accounts  Payable                                 $   603,117    $    680,969
  Interest  Payable                                     378,201         199,266
  Payroll  Taxes  Payable                                28,911          26,046
  Notes  Payable  to  Stockholders                    3,577,841       3,475,802
  CO2  Equipment  Payable                               206,749         206,749
                                                    ------------   ------------
      Total  Current  Liabilities                     4,794,819       4,588,832


Minority  Interest  in  Consolidated  Subsidiary        206,000         206,000


STOCKHOLDERS'  EQUITY
  Common  stock  $.001  par  value,  40,000,000
    shares  authorized;  9,216,374  shares
    issued  and 9,135,661  shares  outstanding
    at  March  31,  2004 and  9,175,874  shares
    issued  and  9,095,161  shares outstanding
    at  December  31,  2003                               9,216           9,175

  Additional  Paid  in  Capital                       5,435,564       5,410,293

  Accumulated  Other  Comprehensive  (Loss)            (343,375)       (343,375)

  Accumulated  (Deficit)                             (8,163,221)     (7,893,682)

  Treasury  Stock                                       (32,285)        (32,285)
                                                    ------------   ------------
      Total  Stockholders'  Equity                   (3,094,101)     (2,849,874)


      Total  Liabilities  and
        Stockholders'  Equity                       $ 1,906,718    $  1,944,958
                                                    ===========    ============



     The accompanying notes are an integral part of these interim financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                 Jan 1, 2004-     Jan 1, 2003-
                                                 Mar 31, 2004     Mar 31, 2003
                                                 ------------     ------------
Revenues                                         $          -     $          -

General  and  Administrative  Expenses                245,774          145,094
  Funded  R  &  D                                           -                -
  Cost  of  Funded  R  &  D                             2,622            8,910
  Net  R  &  D  Cost                                    2,622            8,910
                                                 ------------     ------------
      Operating  (Loss)                              (248,396)        (154,004)

Interest  Income                                            3                3

Interest  in  Income (Loss) of
  Unconsolidated Companies                            (21,146)         (36,830)
                                                 ------------     ------------
      (Loss)  from  Continuing  Operations           (269,539)        (190,831)

Income  Taxes                                               -                -

      Net  (Loss)                                $   (269,539)     $  (190,831)
                                                 ============      ===========

Net  (Loss)  Per  Share  Common  Stock                  (0.03)           (0.03)

Weighted  Average Common Shares Outstanding         9,115,411        6,950,313


Basic and diluted earnings per share are the same. The corporation is reporting a net loss for the reporting periods and any potentially dilutive securities are antidilutive (reduce net loss) and therefore not presented.


     The accompanying notes are an integral part of these interim financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                 Jan 1, 2004-     Jan 1, 2003-
                                                 Mar 31, 2004     Mar 31, 2003
                                                 ------------     ------------
CASH  FLOWS  FROM  OPERATING  ACTIVITIES
Net  (Loss)                                      $   (269,539)    $   (190,831)
Depreciation  and  Amortization                         4,428            4,428
Increase  (Decrease)  Accrued  Interest               178,935                -
Increase  (Decrease)  Current  Liabilities            (74,987)         177,923
Equity  (Income)  Loss  from  Investee                 21,146           36,830
                                                 ------------     ------------
      Net  Cash  provided  by  (used  in)
        Operating Activities                         (140,017)          28,350


CASH  FLOWS  FROM  INVESTING  ACTIVITIES
Employee  Advance                                           -          (13,800)
Purchase  Equipment  and  Patent                         (717)        (166,939)
                                                 ------------     ------------
      Net  Cash  (used  in)  Investing
        Activities                                       (717)        (180,739)


CASH  FLOWS  FROM  FINANCING  ACTIVITIES
Increase  Notes  Payable                              102,039          130,700
Increase  Stock  Issue                                 25,312           20,000
                                                 ------------     ------------
      Net  Cash  provided  by  Financing
        Activities                                    127,351          150,700


NET  INCREASE  (DECREASE)  IN  CASH  AND
  CASH  EQUIVALENTS                                   (13,383)          (1,689)

Cash and Cash Equivalents at Beginning of Period       13,118            3,905
                                                 ------------     ------------

Cash and Cash Equivalents at End of Period       $       (265)    $      2,216
                                                 ============     ============



     The accompanying notes are an integral part of these interim financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        JANUARY 1, 2004 - MARCH 31, 2004


                                                                  Accumulated
                                                   Additional       Other
                            No. Common      Par      Paid In    Comprehensive    Accumulated    Treasury
Description                Shares (Ea.)    Value     Capital        Deficit        Deficit        Stock         Total
-----------                ------------   -------  -----------  -------------    -----------   ------------  ------------
Balance  January 1, 2004    9,175,874     $9,175   $5,410,293     $ (343,375)    $(7,893,682)   $  (32,285)  $(2,849,874)
Common  Stock  Sold                 -          -            -              -               -             -             -
Common  Stock  Issued
  for  Services                 6,000          6        3,743              -               -             -         3,749
Common  Shares  Issued
  for  Interest                34,500         35       21,528              -               -             -        21,563
Net  (Loss)                         -          -            -              -        (269,539)            -      (269,539)
Other  Comprehensive
  Income  (Loss)                    -          -            -              -               -             -             -
Foreign  Exchange
  Gain  (Loss)                      -          -            -              -               -             -             -
                            --------------------------------------------------------------------------------------------

Balance  March  31, 2004    9,216,374     $9,216   $5,435,564     $ (343,375)    $(8,163,221)   $  (32,285)  $(3,094,101)
                            ============================================================================================

     Treasury  Shares         (80,713)
                            ---------
Shares  Outstanding         9,135,661
                            =========


     The accompanying notes are an integral part of these interim financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2004, DECEMBER 31, 2003


                                     NOTE 1
                              BASIS OF PRESENTATION


The accompanying unaudited interim financial statements have been prepared in accordance with standards established by the Public Company Accounting Oversight Board. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. For further information, refer to the annual financial statements and footnotes thereto for the year ended December 31, 2003.

                                     NOTE 2
                                  GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $(269,539) for the three months ended March 31, 2004 and when combined with prior year net losses raises substantial doubt as to the Company's ability to obtain debt and/or equity financing and achieve profitable operations.

The Company's management intends to raise additional operating funds through equity and/or debt offerings and the sale of technologies. However, there can be no assurance management will be successful in its endeavors. The possible consequences of not obtaining additional funds either through equity offerings, debt offerings, or sale of technologies is that there will not be sufficient money to fund the capital projects required to earn long term planned revenues of the company.

                                     NOTE 3
                    INCOME (LOSS) FROM UNCONSOLIDATED COMPANY

The Company's 33% owned subsidiary United Engineering Company, a Ukraine company, reported the following sales, gross profits and net loses:

                                         Jan 1, 2003-     Jan 1, 2002-
                                         Mar 31, 2003     Mar 31, 2002
                                         ------------     ------------

          Sales                           $   203,243     $    228,973
          Gross  Profit                           982          (26,296)
          Net  (Loss)                     $   (63,500)    $   (110,490)

                          INDEPENDENT AUDITOR'S REPORT



To  the  Shareholders  and  Board  of  Directors
Consortium  Service  Management  Group,  Inc.  and  Subsidiaries

I have audited the accompanying consolidated balance sheets of Consortium Service Management Group, Inc. and Subsidiaries as of December 31, 2003 and December 31, 2002, and the related statements of operations, changes in cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I  have  conducted  my  audits  in  accordance  with the standards of the Public
Company Accounting Oversight Board. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Consortium Service Management Group, Inc. and Subsidiaries as of December 31, 2003 and December 31, 2002, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


As more fully discussed in Note 8 the Notes to the Company's Financial Statements have been revised.


/s/  Gary  Skibicki

Gary  Skibicki,  CPA,  PC
Oklahoma  City,  OK

May  4,  2004

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                       2003            2002
                                                  ------------    -------------
CURRENT  ASSETS
  Cash                                            $     13,118    $       3,905
                                                  ------------    -------------
      Total  Current  Assets                            13,118            3,905


FIXED  ASSETS
  Furniture  and  Equipment                             61,409           61,409
  Less  Accumulated  Depreciation                      (58,881)         (51,171)
                                                  ------------    -------------
      Total  Fixed  Assets                               2,528           10,238


OTHER  ASSETS
  Investment  -  United  Engineering  Company          255,318          314,428
  Investment  -  CO2  Equipment                      1,450,490        1,159,788
  CO2  Equipment  Patent                                 8,000                -
  Tissue  Bonding  Patent                              236,018          197,959
  Less  Accumulated  Amortization                      (20,514)         (10,514)
                                                  ------------    -------------
      Total  Other  Assets                        $  1,929,312    $   1,661,661
                                                  ------------    -------------


      Total  Assets                               $  1,944,958    $   1,675,804
                                                  ============    =============







   The accompanying notes are an integral part of these financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                  DECEMBER 31,

                                  LIABILITIES

                                                       2003            2002
                                                  ------------    -------------
CURRENT  LIABILITIES
  Accounts Payable                                $    680,969    $    326,767
  Interest  Payable                                    199,266         163,939
  Payroll  Taxes  Payable                               26,046          17,708
  Notes  Payable  to  Stockholders                   3,475,802       2,492,039
  CO2  Equipment  Payable                              206,749          92,474
                                                  ------------    ------------
      Total  Current Liabilities                     4,588,832       3,092,927


Minority  Interest  in  Consolidated  Subsidiary       206,000         206,000


STOCKHOLDERS'  EQUITY
  Common  stock  $.001  par  value, 40,000,000
    shares  authorized;  9,175,874,  shares
    issued  and 9,095,161  shares  outstanding
    at  December  31,  2003 and  6,934,125
    shares  issued  and  outstanding  at
    December  31,  2002                                  9,175           6,934

  Additional  Paid  in  Capital                      5,410,293       4,285,509

  Accumulated  Other  Comprehensive (Loss)            (343,375)       (341,775)

  Accumulated  (Deficit)                            (7,893,682)     (5,573,791)

  Treasury  Stock                                      (32,285)              -
                                                  ------------    ------------

      Total  Stockholders'  Equity                  (2,849,874)     (1,623,123)
                                                  ------------    ------------

      Total  Liabilities  and
        Stockholders'  Equity                     $  1,944,958    $  1,675,804
                                                  ============    ============



   The accompanying notes are an integral part of these financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  DECEMBER 31,


                                                       2003            2002
                                                  ------------    -------------
Revenues                                          $         -     $        171

General  and  Administrative  Expenses              1,881,010          977,174
  Funded R & D                                              -                -
  Cost  of  Funded  R  &  D                           382,000           28,650
  Net  R  &  D  Cost                                  382,000           28,650
                                                  -----------     ------------
      Operating  (Loss)                            (2,263,010)      (1,005,653)
                                                  -----------     ------------

Interest  Income                                           19                -

Interest  in  Income  of
  Unconsolidated  Companies                           (56,900)         (47,120)
                                                  -----------     ------------
      (Loss)  from  Continuing  Operations         (2,319,891)      (1,052,773)

Income  Taxes                                               -                -
                                                  -----------     ------------

      Net  (Loss)                                 $(2,319,891)    $ (1,052,773)
                                                  ===========     ============

Net  (Loss)  Per  Share  Common  Stock                  (0.30)           (0.16)

Weighted  Average  Common  Shares  Outstanding      7,633,940        6,566,563


Basic and diluted earnings per share are the same. The corporation is reporting a net loss for the reporting periods and any potentially dilutive securities are antidilutive (reduce net loss) and therefore not presented.







   The accompanying notes are an integral part of these financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      JANUARY 1, 2002 TO DECEMBER 31, 2003


                                                                    Accumulated
                                                      Additional      Other
                                No Common     Par       Paid In    Comprehensive   Accumulated   Treasury
DESCRIPTION                      Shares      Value      Capital    Income (Loss)     Deficit       Stock       Total
------------------------------------------------------------------------------------------------------------------------
Balance  January 1, 2002         6,199,000   $6,199   $3,748,807   $(343,187)      $(4,521,018)         -   $(1,109,199)
Common  Stock  Sold  2002           60,000       60       37,440           -                 -          -        37,500
Common Stock Issued for Services   244,764      245      181,005           -                 -          -       181,250
Common  Shares  Issued
  for  Interest                    430,361      430      318,257           -                 -          -       318,687
Net (Loss) Year Ended 2002               -        -            -           -        (1,052,773)         -    (1,052,773)
Other  Comprehensive
    Income  (Loss)                       -        -            -           -                 -          -             -
Foreign  Exchange  Gain                  -        -            -       1,412                 -          -         1,412
                                 --------------------------------------------------------------------------------------
Balance  January 1, 2003         6,934,125   $6,934   $4,285,509   $(341,775)      $(5,573,791)         -   $(1,623,123)

Common  Stock  Sold  2003          119,350      119       74,476           -                 -          -        74,595
Common  Stock  Issued  for
  Services                       1,645,801    1,646      741,134           -                 -          -       742,780
Common  Stock  Issued
  for  Interest                    178,885      179      119,006           -                 -          -       119,185
Common  Stock  Issued
  for  Notes                       217,000      217      190,248           -                 -          -       190,465
Treasury  Stock                     80,713       80          (80)          -                 -    (32,285)      (32,285)
Net  (Loss)  Year
  Ended  2003                            -        -            -           -        (2,319,891)         -    (2,319,891)
Other  Comprehensive (Loss)              -        -            -           -                 -          -             -
Foreign  Exchange  (Loss)                -        -            -      (1,600)                -          -        (1,600)
                                 --------------------------------------------------------------------------------------
Balance  December  31,  2003     9,175,874   $9,175   $5,410,293   $(343,375)      $(7,893,682)  $(32,285)  $(2,849,874)
                                 ======================================================================================






   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      JANUARY 1, 2002 TO DECEMBER 31, 2003

                                                       2003            2002
                                                  ------------    -------------
CASH  FLOWS  FROM  OPERATING  ACTIVITIES
Net  (Loss)                                       $(2,319,891)    $(1,052,773)
Equity (Loss) from Investees                           56,900          47,120
Depreciation                                            7,710           7,710
Amortization                                           10,000           9,548
Dividends  from  Investees                                  -          11,200
Interest  Expense  for  Common  Stock                 119,185         318,687
Services  for  Notes  Payable                         380,432               -
Services  for  Common  Stock                          742,780         181,250
Increase  in  Accounts  Payable                       468,477         242,598
(Decrease)  Increase  in  Federal
  Payroll Taxes Payable                                 8,338          (4,951)
(Decrease) Increase in Interest Payable                     -         (15,599)
Other                                                  (1,159)         42,861
                                                  -----------     -----------
      Net  Cash  (used  in)
        Operating  Activities                        (527,228)       (212,349)


CASH  FLOWS  FROM  INVESTING  ACTIVITIES
Purchase  CO2  Equipment                              (77,764)       (255,735)
Acquire  Tissue  Bonding  Patent                      (10,290)       (168,980)
                                                  -----------     -----------
      Net  Cash  (used  in)
        Investing  Activities                         (88,054)       (424,715)
                                                  -----------     -----------


CASH  FLOWS  FROM  FINANCING  ACTIVITIES
Increase  in  Stock  Issue                             74,595          37,500
Proceeds  from  Notes  Payable                        549,900         589,072
                                                  -----------     -----------
      Net  Cash  provided  by
        Financing  Activities                         624,495         626,572
                                                  -----------     -----------


NET  INCREASE  (DECREASE)  IN  CASH  AND
  CASH  EQUIVALENTS                                     9,213         (10,492)

Cash and Cash Equivalents at Beginning of Year          3,905          14,397
                                                  -----------     -----------

Cash and Cash Equivalents at End of Year          $    13,118     $     3,905
                                                  ===========     ===========




   The accompanying notes are an integral part of these financial statements.

                    CONSORTIUM SERVICE MANAGEMENT GROUP, INC.
                                AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 2003, DECEMBER 31, 2002

                                     NOTE 1
                        SIGNIFICANT ACCOUNTING POLICIES

Nature  of  Operations

Consortium Service Management Group, Inc. (the "Company"), a Texas corporation, was incorporated on November 17, 1992. The planned operations of the Company are to develop business and investment opportunities worldwide by licensing, marketing and distributing rights in advanced technologies developed primarily in the Ukraine.


The technologies involve live tissue bonding, CO2 (carbon dioxide) separation of landfill gas, and anaerobic animal waste disposal. The live tissue bonding focuses on bonding living soft biological tissue used in surgical procedures which eliminates the need for sutures, staples, sealants or glues. The Company has an agreement with the E.O. Paton Institute of Electric Welding of the Ukraine National Academy of Sciences and International Association of Welding and owns the technology including the world rights on licensing, patenting, manufacturing, development and distribution of this technology. The live biological tissue bonding process has been approved by the Ukraine Ministry of Health for human surgical procedures and patents for the equipment have been obtained for the United States and Australia with other U.S. and international patents pending.


The Company owned and patent pending carbon dioxide separator technology, also developed in the Ukraine, promotes the economical separation of methane from carbon dioxide gas emanating from landfills. Landfills generate a commingled mixture of methane and carbon dioxide gas which prevents it from being commercially sold as fuel. The Ukraine technology has developed an economical carbon dioxide separator that isolates methane gas to the extent that it can be sold to utility companies as well as other industrial and commercial customers. The first installation began in 2002 in Mobile, Alabama with completion originally estimated to be in the second quarter of 2003.


The carbon dioxide equipment is now installed at the Chastang landfill in Mobile, Alabama which is owned by the city of Mobile but operated by Waste Management Inc. and Transamerican Waste Industries Inc. An agreement currently exists between Transamerican Waste Industries Inc. and Resource Technology Corporation (RTC) which gives RTC the sole and exclusive right to collect, extract and remove landfill gas from the property. To accomplish this objective carbon dioxide equipment manufactured by Ukraine subcontractors and owned by the Company was installed at the landfill during 2002 and 2003. Waste Management Inc. asserts the carbon dioxide equipment produces methane gas that fails to meet Mobile Gas quality specifications and accordingly contends the above agreement is terminated. RTC maintains that the Ukraine gas conversion system was fully operational prior to the March 31, 2003 contract deadline and that specification problems associated with processed gas were contributed to by Waste Management Inc. and Transamerican Waste Industries Inc. RTC is currently in voluntary Chapter 11 bankruptcy. In July 2003 RTC filed a lawsuit with the United States Bankruptcy Court Northern District of Illinois Eastern Division to resolve this dispute and as of the date of this audit report no decision has been reached nor is it possible to estimate when one will be. It is possible that the gas collection and conversion systems could be determined to be out of specifications thus necessitating installing upgrades estimated to cost between $200,000 and $300,000 to enable the equipment to meet the Mobile gas requirements. Currently the Company has a caretaker at the landfill to maintain the equipment.


Accounting standards require management and auditors to address impairment of long lived assets so that losses or devaluation be recognized to the extent that remaining book values can be recovered from undiscounted future cash flows. Due to the above mentioned litigation the carbon dioxide equipment has not had a sustained production run making it impossible to determine if any impairment exists and accordingly no write downs are included in the enclosed financial statements.

At the end of December 2003 the Company has invested $1,450,490 on carbon dioxide separator equipment with $206,749 remaining due and payable to the Ukraine manufacturer Sumy Frunze Machine Building Science and Production Association.

The third technology developed in the Ukraine is an anaerobic animal waste process that via a closed loop system eliminates animal waste, odors and microorganisms. The Company owns the exclusive marketing and distribution rights for this equipment. A by-product of this process is an organic fertilizer that will also be marketed in the U.S. and Canada in accordance with rights owned by the Company.

The Company does not internally separate financial information including results of operations by segments such as geographic areas, products, major customers or operating segments. With the major component of earnings in past years coming from earnings of United Engineering Company (UEC), and losses in more recent years such as 2003 and 2002, management considers it impractical to further segment financial information.

Investments in companies in which the Company has an equity interest of at least 20% are accounted for under the equity method. Under this method the Company records its share of income or losses as Interest Income or Losses of
Unconsolidated Companies with corresponding increases or decreases in the investment account. Investments in which the Company has a controlling financial interest represented by either direct or indirect controlling interest (more than 50%) are consolidated. In 2002 Live Tissue Connect, Inc. was formed (86% Company owned) to manage live tissue bonding activities, and in 2001 CSMG Gastech, LLC (89.7% Company owned) was formed to manage carbon dioxide operations. In 1999 Anaerobic Farm Waste, Inc. was incorporated (100% Company owned) to manage that technology. The 2003 and 2002 financial statements are presented with parent and these majority owned subsidiaries consolidated with intercompany transactions and accounts eliminated.

Cash  and  Cash  Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with maturities of less than three months to be cash equivalents.

Revenue  Recognition

The Company has experienced long and uncertain collection time frames and accordingly the general policy is revenue is recognized as received.

Furniture,  Fixtures  and  Equipment

Furniture, fixtures and equipment are stated at cost and are straightline depreciated over the estimated economic lives of the assets, primarily five years. Equipment with no continuing value is written off.

Foreign  Operations

Foreign currency transactions and financial statements are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translations." All balance sheet accounts have been translated using the exchange rate at the balance sheet date. Income Statement accounts have been translated using the average exchange rates for the year. The Company owns a 33.3% interest in UEC which was organized in and operates in Ukraine. In 2003 the average exchange rate used to record income was .19281 functional currency to U.S. dollars and the year end exchange rate used to value the UEC investment account was .19270 functional currency to U.S. dollars. In 2002 the average exchange rate used to record income was .19311 functional currency to U.S. dollars and the year end exchange rate used to value the UEC investment account was .19390 functional currency to U.S. dollars.

The summarized 2003 and 2002 financial information of UEC presented in accordance with U.S. GAAP and translated into U.S. dollars is presented as follows:

                           UNITED ENGINEERING COMPANY
                            DNIPROPETROVSK, UKRAINE

                                                       2003            2002
                                                  ------------    -------------
Current  Assets                                   $    387,500    $     736,000
Non  Current  Assets                                   389,800          310,000
                                                  ------------    -------------
      Total  Assets                                    777,300        1,046,000

Current  Liabilities                                    11,500          105,000
Non  Current  Liabilities                                    0                0
                                                  ------------    -------------

      Total  Liabilities                                11,500          105,000

Equity                                                 765,800          941,000
                                                  ------------    -------------

      Total  Liabilities  and  Equity                  777,300        1,046,000

Sales                                                1,159,000        1,623,000

Gross  Profit                                          132,800          342,000
Operating  Expense                                     303,500          483,360
                                                  ------------    -------------
      Net  (Loss)                                 $   (170,700)   $    (141,360)
                                                  ============    =============

On the notes to the 2002 financial statements UEC sales were reported as $1,642,000 which included $19,000 in value added tax (VAT) collected. For comparison purposes the VAT has been removed from sales and UEC revenues for 2003 and 2002 are net of tax collected. UEC's equity decreased by $175,200 from 2002 to 2003 which is $4,500 more than the 2003 loss of $(170,700) with the difference attributed to losses in foreign exchange reported under "Accumulated Other Comprehensive (Loss)" on the balance sheet.

Loss  Per  Share

The computation of loss per share of common stock is based on the weighted average number of shares outstanding. The Company had net losses of $(2,319,891) in 2003 and $(1,052,773) in 2002 and accordingly basic and diluted earnings per share are the same because any dilutive or potentially dilutive securities would be antidilutive.

Issuance  of  Shares  for  Services  and  Interest

Valuation of shares for services and interest is based on the fair market value of services and the stated interest rates on notes payable.

In 2003 1,645,801 shares were issued in exchange for $742,780 in management and marketing services. The cost of the services has been charged to operations and additional paid in capital has been increased by $741,134 representing the excess of the cost of the services over the par value of the common stock issued. Also in 2003 the Company issued 178,885 shares of common stock for interest on notes payable to shareholders with the cost charged to operations, and additional paid in capital increased by $119,006 representing the interest expense over the par value of the common stock issued.

In 2002 244,764 shares were issued in exchange for $181,250 in management and marketing services. The cost of the services has been charged to operations and additional paid in capital has been increased by $181,005 representing the excess of the cost of the services over the par value of the common stock issued. Also in 2002 the Company issued 430,361 shares of common stock for interest on notes payable to shareholders with the cost charged to operations, and additional paid in capital increased by $318,257 representing the excess of the interest expense over the par value of the common stock issued.

Preferred  Stock

On December 28, 1995 the Company authorized the issuance of 75,669 shares of Series A preferred stock, $10.00 face amount, .001 par value which paid a cumulative dividend on net corporate profit equal to 8% of the face amount of the outstanding stock. If the Company does not realize profits, preferred stock dividends are not accruable. Such preferred Series A stock is preferred over all common stock in the event of corporate liquidation and dissolution to the extent of its unredeemed face amount.

On September 29, 2000 the Board of Directors approved converting all preferred shares outstanding to common stock. In 2001 75,669 preferred shares were converted to 1,210,704 common shares as compensation for unpaid services recorded at $756,690 in compensation expense with corresponding entries to common stock and paid in capital.

Use  of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting  Pronouncements  Adopted

During 2003, the Financial Accounting Standards Board issued the following statements of financial accounting standards (SFAS).

     (1)  SFAS  No.  145 - Debt Extinguishment, Sale-Leasedback, Rescind FASB 44
     (2)  SFAS  No.  146  -  Costs  Associated  with Exit or Disposal Activities
     (3)  SFAS  No.  147  -  Acquisitions  of  Certain  Financial  Institutions
     (4)  SFAS  No.  148  -  Stock-Based  Compensation
     (5) SFAS No. 149 - Derivative Instruments & Hedging Activities, Amend FASB 133
     (6) SFAS No. 150 - Financial Instruments with Characteristics of Liabilities, Equity or Both

Adoption of SFAS No. 145 (Debt Extinguishment) and SFAS No. 148 (Stock-Based Compensation) will not have a material effect on the Company's financial position, results of operations, or on disclosures within the financial statements. In 2003 the Company negotiated a settlement to reduce previously expensed legal fees totaling $77.860 which is included in general and administrative expenses on the Statement of Operations. Prior to the adoption of SFAS 145 debt extinguishments would have been classified as an extraordinary gain but because this has occurred at other times it is presented as a reduction in operating expenses.

During 2002, the Financial Accounting Standards Board issued the following statements of financial accounting standards (SFAS). Adoption of these standards did not have a material effect on the financial position, results of operations, or on disclosures within the financial statements.

     (1)  SFAS  No  142  -  Goodwill  and  Intangible  Assets
     (2)  SFAS  No  143  -  Retirement  of  Tangible  Long  Lived  Assets
     (3)  SFAS  No  144  -  Impairment  on  Disposal  of  Long  Lived  Assets

Income  Taxes

The Company records its income tax provision in accordance with Statement of Financial Standards No. 109, "Accounting for Income Taxes." (See Note 3)

                                     NOTE 2
                BASIS OF PRESENTATION AND CONSIDERATIONS RELATED
                     TO CONTINUED EXISTENCE (GOING CONCERN)


The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $(2,319,891) for the year ended December 31, 2003 and $(1,052,773) for the year ended December 31, 2002 and these factors combined with prior year net losses raises substantial doubt as to the Company's ability to obtain debt and/or equity financing and achieve profitable operations.


The Company's management intends to raise additional operating funds through equity and/or debt offerings and the sale of technologies. However, there can be no assurance management will be successful in its endeavors. The possible consequences of not obtaining additional funds either through equity offerings, debt offerings, or sale of technologies is that there will not be sufficient money to fund the capital projects required to earn long term revenues. A major component of planned future operations involves the construction of animal waste and disposal facilities for either sale and/or lease and these activities are only possible from outside financing. In 2002 the company began carbon dioxide separator equipment installation at the Chastang landfill in Mobile, Alabama. By the end of 2003 the Company invested $1,450,490 in carbon dioxide separator equipment with installation completed during the first quarter of 2003. Included in this amount are $206,749 in payables owed to the Ukraine manufacturer and as of the date of this audit report no sustained production of methane gas processing has occurred nor has any gas been sold. It is determined that if additional funds are required to upgrade the system the possibility remains that the process will still not meet Mobile Gas specifications and if so it will be necessary to move the equipment from the Chastang landfill. Should this occur it is unclear if any future carbon dioxide projects will be possible and if so the continued existence of the Company will depend on live tissue bonding and anaerobic farm waste technology sales.


The possible consequences of not obtaining additional financing for either farm waste disposal, tissue bonding research, and/or carbon dioxide projects are operations ceasing resulting in liquidation of the Company.

                                     NOTE 3
                                  INCOME TAXES

The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for deferred income taxes.

With the Company not generating taxable income since inception, no provision for income taxes has been provided. At December 31, 2003 net operating loss carryforward will exceed $5,000,000 making it reasonably uncertain if any of these loss carryforwards will result in tax benefits.

                                     NOTE 4
                    INVESTMENT - UNITED ENGINEERING COMPANY

At December 31, 1999 the Company was a 50% owner of UEC, a Ukraine and U.S. joint stock company registered under the laws of Ukraine. The other 50% of UEC's equity was owned by several Ukraine organizations one of which was the State Property Fund of Ukraine. UEC is a Ukraine closed joint stock company with foreign investment, the Company being the foreign investor, that holds a Ukraine license to perform classified and secret construction works relating to projects that are in the Ukraine national security sector. To complete its authorized capital during the year ending December 31, 2000, approximately 9 UEC employees were given the opportunity to purchase stock and paid 26,100 gryvna (approximately $4,760 U.S. dollars) for 5,000 shares. The sale of stock to its employees completed the full complement of its 20,000 registered shares that was authorized by UEC with the Company owning 6,666 shares or 33.3% ownership. Although the Company now owns only a 33.3% interest in UEC all major decisions require a 75% stockholder approval which enables CSMG to have an active role in setting policy. For the year ended December 31, 2003 UEC in U.S. dollars had revenues of $1,159,000, assets of $777,300, liabilities of $11,500 and a net worth of $765,000. For the year ended December 31, 2002 revenues were $1,623,000, assets were $1,046,000, liabilities were $105,000 with a net worth of $941,000.

A portion of investment, which is included in the UEC investment account, is considered a Founders Fund and has special priority in the event of liquidation. In 1994 the Company made its original investment in UEC which included contributing $73,843 in autos, equipment and furniture. The Company and UEC agreed that in the event of UEC liquidating, $73,843 would be repaid to the Company in preference to all creditors. As an incentive to encourage foreign investment, the Ukraine government has guaranteed repayment if, upon liquidation, UEC has insufficient funds to do so. This special funding arrangement continues to exist and for presentation purposes is included as part of the UEC investment account on the balance sheet.

                                     NOTE 5
                                  SUBSIDIARIES:
                                CSMG GASTECH, LLC
                           ANAEROBIC FARM WASTE, INC.
                            LIVE TISSUE CONNECT, INC.

In 2001 CSMG Gastech, LLC was formed in which the Company owns 89.7% interest. The consolidated financial statements show $206,000 in Membership Capital representing the investment of 8 members. CSMG Gastech, LLC is a Texas Limited Liability Company formed February 15, 2001 to produce landfill gas for commercial sale.

Anaerobic Farm Waste, Inc. is an Oklahoma corporation formed January 12, 2000 to sell anaerobic farm waste technologies primarily to the United States and Canadian markets. With 2002 and 2003 efforts focused primarily on carbon dioxide and tissue connecting activities, farm waste disposal efforts were primarily devoted to establishing contacts and providing information to potential users of its technology. Anaerobic Farm Waste, Inc. is 100% Company owned.

Live Tissue Connect, Inc. is a Delaware corporation formed May 22, 2002. Although the purpose of the corporation can be any lawful act or activity permitted for Delaware corporations, its specific purpose is to develop, market and sale live tissue bonding technologies throughout the world. Live Tissue Connect, Inc. is 86% Company owned.

                                     NOTE 6
                          NOTES PAYABLE TO STOCKHOLDERS

Notes to shareholders consist of 81 short-term (generally one year) interest bearing unsecured notes with varying maturity dates the most common interest rate being 11% per annum on the unpaid balance. December 31, 2003 notes payable to shareholders totaled $3,475,802 with interest expense of $509,118 as follows:

          a.  Cash  paid  to noteholders              $   13,930
          b.  Common stock  issued  for  interest        119,185
          c.  Accrued  interest  through  12/31/03       305,879
                                                      ----------
                                                      $  438,994
                                                      ==========

December 31, 2002 notes payable to shareholders totaled $2,492,039 with interest expense of $359,879 as follows:

          a.  Cash  paid  to noteholders              $   13,930
          b.  Common stock  issued  for  interest        318,687
          c.  Accrued  interest  through  12/31/02        27,262
                                                      ----------
                                                      $  359,879
                                                      ==========

The Company currently owes Stonegate Management $762,115 in past due principal and interest as of December 31, 2003. Specifically, four notes with original principals of $362,000, $100,000, $53,000 and $115,000 (total $630,000) all came due in 2002 and the Company's attorney is currently in negotiations with Stonegate to restructure a repayment schedule. At the date of this audit a revised payment schedule on restructuring agreement has not been finalized.

Subsequent  Events


On March 2, 2004 a default judgement was entered against the Company in the amount of $32,091 in favor of Bagby & Russell Electric Company. The judgement is a result of an unpaid invoice for electrical work performed pertaining to installing carbon dioxide equipment at Chastang landfill in Mobile, Alabama. The original amount was $48,000 and, although the Company made payments and offered to pay $5,000 per month, it was rejected.


                                     NOTE 7
                                  STOCK OPTIONS


At the beginning of 2003 there were 1,500,000 stock options outstanding with the following plan provisions:

                 Option  Period    Original                                                           Market
                     From           No  of            Options        Options             Option      Price  at
Plan  Date        Grant  Date      Options             Issued       Exercised             Price     Grant Date
----------       ---------------  ---------    ------------------   ----------             ------   ----------
12/31/98         10  years;       1,500,000    850,000 on 1/31/98                         .165/Sh     .15/Sh
                 5  years  if                  215,000 on 1/28/00                         .280/Sh     .25/Sh
                 optionee  owns                435,000 on 9/28/00                         .330/Sh     .30/Sh
                 more than 10% of                                   850,000 on 12/30/03   .165/Sh     .40/Sh
                 voting stock at
                 time of grant

5/8/03           10  years; 5     1,000,000    865,000 on 5/8/03                          .605/Sh     .55/Sh
                 years if optionee
                 owns more than
                 10% of voiting
                 stock at time of
                 grant

Total  options  outstanding  at  December  31,  2003:
12/31/1998  plan                    650,000
5/8/2003  plan                      865,000
                                  ---------
     Total                        1,515,000


At the end of December 2003, 850,000 stock options were exercised at the option price of .165. Each officer was given 425,000 shares of stock in exchange for reducing liabilities and returning 80,713 shares of CSMG stock to the treasury at a price per share of .40. On December 1, 2003 CSMG stock opened at .35 and on December 31, 2003 closed at .45. Compensation expense of $199,750 was recorded which represents the excess of the option price, .165 over market value ..40 reduced by $107,965 in satisfaction of liabilities and $32,285 in surrendered stock. Par value capital stock was increased by $850 and paid in capital increased by $339,150.


                                     NOTE 8
                                REVISION TO NOTES

Subsequent to the issuance of the Company's financial statements and notes a revision to Note 2 became necessary to indicate that the methane gas specifications are those of Mobile Gas and not the city of Mobile. The second paragraph of Note 2 has been revised to indicate this change. Additionally,
Note 7 has been revised to indicate the issue dates and exercise date of the December 31, 1998 stock options. Note 7 also corrects the number of stock options outstanding at the beginning of 2003, the number of stock options issued and the number of stock options outstanding at December 31, 2003.

These notes do not require the originally filed financial statements to be changed and accordingly have no effect on the originally presented (loss) per share of $(.30) in 2003 and $(.16) in 2002.

WE HAVE NOT  AUTHORIZED  ANY DEALER,  SALESPERSON OR OTHER PERSON TO PROVIDE ANY
INFORMATION OR MAKE ANY  REPRESENTATIONS  ABOUT  CONSORTIUM  SERVICE  MANAGEMENT
GROUP,  INC.,  EXCEPT  THE  INFORMATION  OR  REPRESENTATIONS  CONTAINED  IN THIS
PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS
IF MADE.

                   -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS

     O   except the common stock offered by this prospectus;
                                                                                        ---------------------
     O   in any jurisdiction in which the offer or
         solicitation is not authorized;

     O   in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                        25,000,000 SHARES OF COMMON STOCK
         solicitation;

     O   to any person to whom it is unlawful to make the
         offer or solicitation; or                                                       CONSORTIUM SERVICE
                                                                                       MANAGEMENT GROUP, INC.

     O to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     O   there have been no changes in the affairs of                                       JUNE 21, 2004
         Consortium Service Management Group, Inc. after the
         date of this prospectus; or

     O the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until June 21, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.